UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

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Dominion

It all starts here.®

Proxy Statement 2005

20 05 Proxy Statement Contents

2	Proxy Process

4	Governance

6	The Board

8	Share Ownership

9	Item 1 — Election of Directors

12	Item 2 — Non-Employee Directors Compensation Plan

14	Committee Report on Executive Compensation

17	Executive Compensation

22	Item 3 — 2005 Incentive Compensation Plan

24	Audit Committee

28	Item 4 — Auditors

28	Item 5 — Shareholder Proposal

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 17, 2005

Dear Shareholder:

On Friday, April 22, 2005, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders at Dominion’s Innsbrook office, 5000 Dominion Boulevard, Glen Allen, Virginia. The meeting will begin at 9:30 a.m. Eastern Daylight Time.

Only shareholders who owned stock at the close of business on February 25, 2005 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

•	Elect 15 directors;

•	Adopt the Non-Employee Directors Compensation Plan;

•	Adopt the 2005 Incentive Compensation Plan;

•	Ratify the appointment of independent auditors for the audit of the 2005 financial statements and internal control over financial reporting;

•	Consider a shareholder proposal, if presented, and

•	Attend to other business properly presented at the meeting.

This proxy statement and our 2004 Annual Report will be mailed or be available to you on approximately March 18, 2005. For information on attending the meeting, please see page 3. I hope you will be able to attend, but even if you cannot, please vote your proxy as soon as you can.

By order of the Board of Directors,

Patricia A. Wilkerson
Vice President and Corporate Secretary

D 2004/Page 1

Proxy Process

Your Board of Directors is soliciting this proxy for the 2005 Annual Meeting of Shareholders and recommends that you vote FOR:

•	all the Director nominees;

•	adoption of the Non-Employee Directors Compensation Plan;

•	adoption of the 2005 Incentive Compensation Plan; and

•	appointment of Deloitte & Touche LLP as our independent auditors for 2005.

Your Board recommends that you vote AGAINST the shareholder proposal on page 28.

Record Date

All shareholders that owned common stock at the close of business on February 25, 2005 are entitled to vote at the Annual Meeting. There were 342,969,129 shares of Dominion Resources, Inc. common stock outstanding on that date.

Householding

For registered shareholders and Dominion Direct® participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the address below. Shareholders who hold their shares in “street name” — an account with a broker or a bank — should contact their broker regarding combined mailings.

Dominion Resources, Inc.

Shareholder Services

P.O. Box 26532

Richmond, VA 23261

1-800-552-4034

shareholder_services@dom.com

Electronic Delivery

Registered shareholders and Dominion Direct® participants can elect to view future proxy statements and annual reports on the Internet by marking the appropriate box on your proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail, along with instructions on how to access the proxy statement and annual report at a specific Internet site. Your choice will remain in effect until you notify Dominion that you wish to resume mail delivery of these documents. If you hold your shares in street name, refer to the information provided by your bank or broker for instructions on how to elect this option. If you elect to receive your proxy statement and annual report via the Internet, you can still request paper copies by contacting us at the email or postal address or phone number above.

Voting

Methods. You may vote in person at the Annual Meeting or by proxy. For shares that you hold directly as a registered shareholder or shares held in Dominion Direct®, you have three ways to vote by proxy:

1.	Connect to the Internet at www.votefast.com;

2.	Call 1-800-542-1160; or

3.	Complete the proxy card and mail it back to us. Complete instructions for voting your shares can be found on your proxy card.

If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. There are four ways to revoke your proxy:

1.	Connect to the website listed above;

2.	Call 1-800-542-1160;

3.	Write our Corporate Secretary; or

4.	Vote your shares at the Annual Meeting.

Beneficial Owners. If your shares are held in street name with your broker or by a nominee, please follow the instructions found on the Voting Instruction Card enclosed with this proxy statement.

Registered Shareholders and Dominion Direct® Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct® stock purchase plan, the number includes shares we hold in your Dominion Direct® account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy and do not make a selection, your shares will be voted as recommended by the Board. No vote will be recorded for shares unless a properly signed proxy is returned.

Employee Savings and Thrift Plan Participants. You will receive a request for Voting Instructions from the Trustee for the Plans. The share amounts listed on that form include the full and fractional shares in your Plan account(s). You may instruct the Trustee by:

1.	Connecting to the Internet at www.votefast.com;

2.	Calling 1-800-542-1160; or

3.	Returning your Voting Instructions in the enclosed envelope (not to Dominion).

Complete instructions can be found on the Voting Instruction Card included with the proxy statement. Whichever method you choose, the Trustee will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings or Thrift Plan shares, an independent fiduciary hired by the Plan Administrator will vote your shares.

D 2004/Page 2

How Votes are Counted. Each of your shares will be counted as one vote.

A majority of the shares outstanding on February 25, 2005 constitutes a quorum for this meeting. However, if you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. New York Stock Exchange (NYSE) rules do not permit brokers discretionary authority to vote on the approval of Dominion’s compensation plans (Items 2 and 3) or the shareholder proposal (Item 5). Abstentions and broker non-votes are included in determining a quorum.

The 15 nominees for director receiving the most votes will be elected.

The Non-Employee Directors Compensation Plan and the 2005 Incentive Compensation Plan each will be approved if the number of votes in favor of that item exceeds the number of votes against it. In the same manner, the shareholder proposal presented on page 28 requires more votes in favor than the number of votes against in order for it to be approved. Abstentions are not counted as a vote in favor or against and, therefore, will not affect the outcome of these items.

Attending the Meeting

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring a Dominion Direct® statement or dividend check stub as proof of ownership. If you hold stock in street name, you must bring a copy of a recent brokerage statement. If you have an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m., and seating will be available on a first come, first served basis. Cameras (including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting are printed on the back of the agenda that you will be given at the meeting.

Solicitation and Tabulation

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. We have also retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiducia-ries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting.

Matters Before the 2005 Annual Meeting

Dominion received notice from a shareholder who intends to present a proposal at the Annual Meeting regarding Dominion’s electric generation capacity. The proposal is not included in this proxy statement because it was received after the deadline established in the Securities and Exchange Commission’s (SEC) shareholder proposal rules. Management and the Board are not aware of any other matters that may come before the meeting other than those disclosed in this proxy statement. If the shareholder presents his proposal, and for any other matters that may be presented for a vote at the meeting, the holders of proxies intend to exercise their discretionary voting authority. Dominion’s proxies will vote against the shareholder proposal, if presented.

Proposals for the 2006 Annual Meeting

For a shareholder proposal to be considered for possible inclusion in the 2006 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than November 18, 2005. Shareholders should refer to SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

If you wish to bring any matter (other than shareholder nominations of director candidates) before the 2006 Annual Meeting, you must notify the Corporate Secretary in writing no later than January 23, 2006. Under our bylaws, regarding each matter, the notice must contain:

•	a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	the name and address of the shareholder proposing such business;

•	the number of shares of stock that are beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

If you do not provide the proper notice by January 23, 2006, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as SEC rules allow. Dominion plans to hold its 2006 Annual Meeting on April 28, 2006.

D 2004/Page 3

Governance

Your Board continues to focus on good governance practices. We made minor revisions to our director independence standards and Audit Committee charter to comply with revised NYSE governance standards and have re-printed them in this proxy statement. Our website (www.dom.com) has a governance section that contains these documents, our corporate governance guidelines, and our Organization, Compensation and Nominating (OCN) Committee charter, and provides a method for shareholders to communicate directly with the Board (see page 6).

Dominion’s Code of Ethics, which applies to our Board of Directors, principal executive, financial and accounting officers, and all employees can be found on the governance section of our website. Any waivers or changes to our Code of Ethics will be posted on this section of our website. You may write to the Corporate Secretary at the address found on the back cover of this proxy statement for a copy of the Code of Ethics and any of our governance documents at no charge.

Nomination Process

Nominating Committee

The OCN Committee of the Board, which is comprised entirely of independent directors (as determined by the Board in accordance with its independence standards), is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. As stated in the Committee’s charter and the Board’s governance guidelines, the Committee selects candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. These attributes may include a candidate’s character, judgment, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are relevant criteria. In selecting candidates, the Committee assesses and considers the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity.

The Committee also considers whether a director candidate is independent in accordance with Dominion’s independence standards found on page 5. Based on its deliberations, the Committee recommends director candidates, the majority of whom are independent, to the Board for nomination.

Director Nominations

Director nominees may be submitted to the Committee by a current member of the Board, a member of management or by a shareholder. The Committee considers all nominee recommendations and uses the nomination process described above in selecting nominees. Under our bylaws, if you wish to nominate a director at a shareholder’s meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

1.	your name and address;

2.	each nominee’s name and address;

3.	a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominee;

4.	a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;

5.	other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and

6.	the consent of the nominee to serve as a director.

Certain Relationships

Two of Dominion’s directors, Dr. Simmons and Dr. Brown, have adult, financially-independent children who are employees of Dominion’s service company. Dominion and its subsidiaries have approximately 16,500 full-time employees, and the company is a significant employer in Richmond, Virginia where both of the children are employed. Both are in non-officer, professional positions for which they are qualified based on their education and experience. Both are paid within the current market rate for their position and are eligible only for company benefits available to all other employees in similar positions. The 2004 compensation for Dr. Simmons’ son, S. Dallas Simmons, Jr. was $94,197; for Dr. Brown’s daughter, Francine B. Mathews, 2004 compensation was $91,800. The Board has determined that these employment relationships do not affect either director’s independence. Dominion and the individual directors have determined that neither director has a material interest in his child’s employment.

D 2004/Page 4

Director Independence Standards

The Board of Directors of Dominion will be composed at all times of a majority of independent directors. To be considered independent under the New York Stock Exchange rules, a Director must not be an employee of Dominion and the Board must affirmatively determine that a Director has no material relationship with Dominion.1 To assist it in determining Director independence, the Board has established the following standards.

1.	A Director will not be independent if,

a)	Within the preceding three years:

(i)	the Director was employed by Dominion, or had an immediate family member,[2] who was an executive officer[3] of Dominion;

(ii)	the Director or an immediate family member was (but is no longer) a partner or employee of Dominion’s independent or internal auditor and personally worked on Dominion’s audit within that time;

(iii)	the Director, or an immediate family member, was employed as an executive officer of another company where any of Dominion’s present executive officers served on that company’s compensation committee;

(iv)	the Director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, Dominion in an annual amount exceeding the greater of $1 million or 2% of such company’s consolidated gross revenues[4]; or

(v)	the Director, or an immediate family member, received more than $100,000 during any twelve-month period in direct compensation from Dominion, other than director and committee fees, pension or other forms of or benefits for prior service not contingent in any way on continued service[5],

b)	or currently:

(i)	the Director or an immediate family member is a partner of a firm that is Dominion’s independent or internal auditor; or

(ii)	the Director is an employee of such a firm; or

(iii)	the Director has an immediate family member who is an employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

2.	Each member of Dominion’s Audit Committee must be an independent member of the Board. For purposes of determining the independence of an Audit Committee member, a Director must meet the independence standards set forth in 1) above and, in addition, must meet the following criteria:

a)	Audit Committee members may not receive any fees or compensation from Dominion other than in their capacity as a Director or committee member; and

b)	Audit Committee members cannot be affiliated persons of Dominion.[6]

3.	The Board will annually review commercial relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered by the Board as material relationships that would impair a Director’s independence:

a)	the Director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company:

(i)	that is indebted to Dominion, or to which Dominion is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company; or

(ii)	in which Dominion owns a common stock interest, or the other company owns a common stock interest in Dominion, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company in which the interest is owned.

4.	The Board will annually review charitable relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered by the Board as material relationships that would impair a Director’s independence:

a)	the Director, or an immediate family member, serves as an officer, director or trustee of a charitable organization and Dominion’s or the Dominion Foundation’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of the organization’s total annual charitable receipts. (Dominion’s automatic matching of employee charitable contributions will not be included in the calculation.)

Footnotes:

1.	References to Dominion include any of Dominion’s consolidated subsidiaries.

2.	An immediate family member is a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares the person’s home.

3.	“Executive officer” has the same meaning specified for the term “officer” in the SEC’s Rule 16a-1(f).

4.	Contributions to tax exempt organizations shall not be considered “payments” for the purpose of this restriction.

5.	Compensation received by a Director’s immediate family member for service as a non-executive employee of Dominion will not be considered.

6.	An “affiliated person” as defined by the SEC’s Rule 10A-3.

D 2004/Page 5

The Board

Communications with Directors

Shareholders may communicate directly with Dominion’s non-management directors in two ways — by email or by writing to them.

Email. Emails may be sent directly to our non-management directors at www.dom.com/about/governance/contact.jsp. You may send your communications to our directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor the non-management directors’ electronic mailbox and, as appropriate, to review, sort and summarize communications or forward certain communications (such as customer complaints) to other company personnel. All emails received in the non-management directors’ electronic mailbox are treated as any emails received by Dominion. They are first isolated and scanned for viruses, malicious/disruptive code, spam/junk email and profanity, and are forwarded only if free of these items. When appropriate, the Corporate Secretary consults with the General Counsel and Audit Committee chairman, who then determine whether to communicate further with the Audit Committee and/or the full Board. The non-management directors have access at all times to their electronic mailbox, as well as a report that tracks how communications have been handled.

Postal mail. Letters may be sent to the non-management directors or one or more directors by writing to the Board of Directors, c/o Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261. The same procedures described above will be followed for postal mail. Inappropriate communications (such as commercial solicitations) will not be forwarded to the Board.

Executive Sessions

As described in Dominion’s governance guidelines, leadership over executive sessions of non-employee, independent directors is conducted by the chairs of Dominion’s key committees (Audit and OCN) as discussions occur within the scope of their respective committees. Accordingly, the Board does not believe it is necessary to name a lead director.

Determination of Independence and Audit Committee

Financial Experts

As prescribed by its charter, the OCN Committee evaluates all director nominees and reviews the status of each nominee relative to Dominion’s independence standards (found on page 5) and considers Certain Relationships (found on page 4). The Committee reports on its findings and makes recommendations to the full Board as to the independence of each nominee. The Board has determined that all of the director nominees, except Messrs. Capps and Farrell, are independent. Mr. Capps and Mr. Farrell are not independent because they are Dominion employees. In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts” as defined by SEC rules.

Committees & Meeting Attendance

The Board met eight times in 2004. Each Board member attended at least 90% of the total number of meetings of the Board and committees on which he or she served. All 2004 Board nominees, except Dr. Simmons, attended the 2004 Annual Meeting of Shareholders.

Committee	Members	Description
Audit	David A. Wollard, Chairman Ronald J. Calise Robert S. Jepson, Jr. Margaret A. McKenna Kenneth A. Randall	These five independent and unaffiliated directors are also audit committee financial experts. They consult with the independent and internal auditors regarding the audits of Dominion’s consolidated financial statements, the adequacy of internal controls and the independence of auditors. They also retain the independent auditors for the next year. This Committee’s report to shareholders can be found on page 24 and, in 2004, it met 11 times.

Finance	John W. Harris, Chairman Peter W. Brown George A. Davidson, Jr. Benjamin J. Lambert, III	These four independent directors review Dominion’s financing strategies and its relationship with rating agencies, and consider Dominion’s dividend policy. In 2004, this Committee met two times.

Organization, Compensation And Nominating (OCN)	Frank S. Royal, Chairman Robert S. Jepson, Jr. Richard L. Leatherwood David A. Wollard	These four independent directors consult directly with compensation professionals and with management to review and evaluate Dominion’s organizational structure and compensation practices. They are also responsible for overseeing Dominion’s governance practices and for reviewing the qualifications of director candidates. They make recommendations to the Board regarding all of these matters, including director nominees, and they administer certain compensation plans. In 2004, this Committee met five times.

Risk Oversight	Ronald J. Calise, Chairman Richard L. Leatherwood S. Dallas Simmons	This Committee oversees and advises management on its policies and guidelines regarding energy trading. In 2004, this Committee met three times.

D 2004/Page 6

Director Compensation

Philosophy. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion stock. The OCN Committee works with its consultant to recommend to the full Board a compensation program that is designed to be competitive with Dominion’s peer group and to attract and retain qualified and experienced directors. The Committee relies on its independent consultant to compare Dominion’s director compensation program with that of its peer group, which is the same peer group used for executive compensation purposes. In addition, the consultant advises the Committee on trends in director compensation.

Fees. In 2004, directors received an annual retainer of $55,000 ($20,000 in cash and $35,000 in stock); $2,000 in cash per Board, Audit and OCN Committee meetings attended, and $1,500 per other Committee meetings attended. In addition, the chairman of the Audit Committee received an annual cash retainer of $12,500, while the other committee chairmen received a $5,000 annual cash retainer. Beginning with the 2005 Annual Meeting, and upon shareholder approval, each director will receive a $35,000 annual deferred stock grant to provide a long-term incentive and further align the directors’ interests with those of Dominion’s shareholders.

Expense Reimbursements. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting and the Annual Meeting each year, along with any taxes related to such payments. In addition, directors may accompany the Chief Executive Officer (CEO) on corporate aircraft for both business and personal travel, for which the company will reimburse the director for any tax liabilities associated with this travel and other nominal gifts.

Other. In accordance with the merger agreement between Dominion and Consolidated Natural Gas Company, Dominion makes available an office and secretarial services to Mr. Davidson (Dominion’s former Chairman), which are valued at approximately $21,500 annually. In addition, as a former executive, Mr. Davidson receives retirement benefits from Dominion.

Director Compensation Plans

In response to tax law changes resulting from the enactment of the American Jobs Creation Act, the Board determined it was necessary to freeze its existing director plans and adopt a new compensation plan that complies with the Act and Internal Revenue Service guidance.

Non-Employee Directors Compensation Plan. A summary description of the plan can be found on page 12. This plan is presented to our shareholders for approval and provides comparable benefits to those previously provided under the three plans described in the next column.

Deferred Cash Compensation Plan. This plan, which was frozen as of December 31, 2004, allowed directors to defer their cash fees until they cease to be a director or reach a specified age. The deferred fees were credited to either an interest bearing account or a Dominion common stock equivalent account. Under the frozen plan, interest or dividend equivalents continue to accrue and may be held in trust until distributions are made. A director will be paid in cash or stock according to the election made.

Stock Compensation Plan. Under this plan, which also was frozen as of December 31, 2004, Dominion paid the stock portion of a director’s retainer and directors had the option to defer receipt of the stock. Shares deferred under this plan are held in trust until the date a director ceases to be a director or a subsequent specified date and the dividends on those shares are reinvested. However, the director retains all voting and other rights as a shareholder.

Stock Accumulation Plan. The Board ceased using this plan in 2004 and also froze the plan as of December 31, 2004. Under the plan, non-employee directors received a one-time award upon their election to the Board. The award, in Stock Units equivalent in value to Dominion common stock, was determined by multiplying the director’s annual cash retainer by 17, then dividing the result by the average price of Dominion common stock on the last trading days of the three months before the director’s election to the Board. Stock Units awarded to a director were credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends on all Stock Units held in the director’s account. A director must have 17 years of service to receive all of the Stock Units awarded and accumulated under this plan. Reduced distributions may be made where a director has at least 10 years of service.

Other Benefits

Charitable Contribution Program. This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Those policies have been fully funded and participating directors will derive no financial or tax benefits from the program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion. However, upon a participating director’s death, $500,000 will be paid in 10 installments to the qualifying charitable organization(s) designated by that director.

Matching Gifts Program. Directors may give up to $1,000 per year to 501(c)3 organizations of their choice and Dominion will match their donations on a 1-to-1 basis, with a maximum of $5,000 of matching funds per director per year. If their donation is to an organization on whose board they serve or for which they volunteer more than 50 hours of work during a year, Dominion will match the donation on a 2-to-1 basis.

D 2004/Page 7

Share Ownership

Director and Officer Share Ownership Table

	Beneficial Share Ownership of Common Stock (as of Feb. 18, 2005)					Other Plan Accounts [1]
Name of Beneficial Owner	Shares	Deferred Stock Accounts[2]	Restricted Shares	Exercisable Stock Options	Total	Stock Accumulation [3]		Deferred Cash Compensation [5]
Peter W. Brown	6,316	—	—	—	6,316	7,485		—
Ronald J. Calise	4,000	1,460	—	12,000	17,460	—	[4]	3,377
Thos. E. Capps [6]	347,776	—	136,017	1,200,000	1,683,793	—		—
George A. Davidson, Jr.	103,938	1,267	—	12,000	117,205	—		—
Thomas F. Farrell, II [6]	128,428	—	86,726	600,000	815,154	—		—
John W. Harris	5,797	2,797	—	22,000	30,594	12,774		4,663
Robert S. Jepson, Jr.	20,886	—	—	—	20,886	6,694		—
Mark J. Kington (new nominee)	2,614	—	—	—	2,614	—		—
Benjamin J. Lambert, III	374	3,178	—	22,000	25,552	12,774		1,910
Richard L. Leatherwood	988	3,461	—	22,000	26,449	12,774		18,064
Margaret A. McKenna	5,503	1,593	—	12,000	19,096	—	[4]	1,952
Kenneth A. Randall	7,435	—	—	22,000	29,435	12,774		—
Frank S. Royal	2,187	3,461	—	12,000	17,648	12,774		1,884
S. Dallas Simmons	4,108	2,144	—	22,000	28,252	12,774		4,533
David A. Wollard	4,233	—	—	22,000	26,233	12,774		—
Thomas N. Chewning	113,987	—	57,410	450,000	621,397	—		179
Duane C. Radtke	22,395	—	70,228	529,166	621,789	—		8,171
James L. Sanderlin	29,746	—	14,132	50,000	93,878	—		5,897

All directors and executive officers as a group (25 persons) [7]	943,258	19,361	462,551	3,675,832	5,101,002	103,597		70,843

Footnotes:

1.	Amounts represent share equivalents accumulated under executive and director plans and do not have voting rights.

2.	Shares held in trust for which a director has voting rights.

3.	Because of this plan’s vesting provisions (described on page 7), these amounts will not necessarily be distributed to a director.

4.	Mr. Calise and Ms. McKenna forfeited their stock units in accordance with an amendment to this plan, as of December 31, 2004. Upon shareholder approval, Mr. Calise and Ms. McKenna are expected to receive a deferred accumulation benefit under the Non-Employee Directors Compensation Plan (described on page 12).

5.	At a director’s or executive’s election, cash and other compensation can be deferred until a specified age or retirement and may be distributed in stock.

6.	Messrs. Capps and Farrell disclaim ownership for 18,619 and 399 shares, respectively.

7.	All directors and executive officers as a group own 1.5% of the number of shares outstanding at February 18, 2005. No individual executive officer or director owns more than one percent of the shares outstanding.

	Significant Shareholder
Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing)	Percentage of Common Shares Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	29,887,400	8.7%

The shareholder disclaims beneficial ownership of the shares reported above. The ownership results from the shareholder acting as an investment advisor to various investment companies.

D 2004/Page 8

Item 1 — Election of Directors

Presented below is information about each nominee for director. Each nominee was recommended by the OCN Committee and nominated by the Board. Mr. Kington was known to, and recommended to the OCN Committee by, a non-management director, the Chief Executive Officer and an executive officer. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders when his or her successor has been elected. Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

PETER W. BROWN, 62, physician, Virginia Surgical Associates. He is a director of Bassett Furniture Industries, Inc. Dr. Brown received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. He is a former director of America’s Utility Fund and former Chairman of the board of trustees at Capitol Medical Center.

DIRECTOR SINCE 2002

RONALD J. CALISE, 56, private investments, former Managing Director of the Global Power Group, Investment Banking Division, Lehman Brothers. He received his undergraduate degree fromWesleyan University and his MBA from Columbia University. Mr. Calise began his investment-banking career in 1975 at Salomon Brothers and later atWassertein Perella & Co., focused on the electric utility and power industry.

DIRECTOR SINCE 2001

THOS. E. CAPPS, 69, Chairman and Chief Executive Officer of Dominion (from August 1, 2001 to December 31, 2003, Chairman, President and Chief Executive Officer, and before that Vice Chairman, President and Chief Executive Officer). He is Chairman and a director of Virginia Electric and Power Company and Consolidated Natural Gas Company, both wholly-owned subsidiaries of Dominion. He is also a director of Amerigroup Corporation and Associated Electric and Gas Insurance Services (AEGIS). Mr. Capps received his undergraduate and law degrees from the University of North Carolina at Chapel Hill. He joined Dominion in 1984 after practicing law in North Carolina and Florida and holding positions in the law departments of two other electric utilities.

DIRECTOR SINCE 1986

GEORGE A. DAVIDSON, JR., 66, retired Chairman of the Board of Directors of Dominion and former Chairman and Chief Executive Officer of Consolidated Natural Gas Company. He is a director of PNC Financial Services Group, Inc. and Goodrich Corporation. Mr. Davidson received his undergraduate degree in petroleum engineering from the University of Pittsburgh. He served in a variety of management and executive positions with CNG for 34 years and is a former Chairman of the American Gas Association.

DIRECTOR SINCE 2000

THOMAS F. FARRELL, II, 50, President and Chief Operating Officer of Dominion (from March 1999 to December 2003, Executive Vice President). He is a director of Virginia Electric and Power Company and is President and Chief Operating Officer and a director of Consolidated Natural Gas Company, both wholly-owned subsidiaries of Dominion. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell received his undergraduate and law degrees from the University of Virginia, where he is currently the vice rector of the Board of Visitors. He joined Dominion in 1995 after practicing law with a regional law firm and has held several executive management positions for Dominion and its subsidiaries.

DIRECTOR SINCE 2005

D 2004/Page 9

Item 1 — Election of Directors

JOHN W. HARRIS, 57, President, Lincoln Harris, LLC, a real estate consulting firm. He is a director of Piedmont Natural Gas Company, Inc. Mr. Harris received his undergraduate degree from the University of North Carolina at Chapel Hill. He is the former president of The Bissell Companies, a real estate development firm.

DIRECTOR SINCE 1999

ROBERT S. JEPSON, JR., 62, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment firm, and Jepson Vineyards, Ltd. Mr. Jepson received his undergraduate and graduate degrees in business and commerce from the University of Richmond. He also was Chairman and Chief Executive Officer of Kuhlman Corporation, Coburn Optical Industries and The Jepson Corporation. He is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies.

DIRECTOR SINCE 2003

MARK J. KINGTON, 45, managing director, X-10 Capital Management, LLC and President, Kington Management Corporation, private investment firms. He is and has been the principal officer and investor in several communications firms and is a founding and managing member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia.

NEW NOMINEE

BENJAMIN J. LAMBERT, III, 68, optometrist. He is a director of Consolidated Bank & Trust Company and SLM Corporation. Mr. Lambert received his undergraduate degree from Virginia Union University and a graduate degree from the New England College of Optometry. He has been a member of the Virginia Senate since 1986 and before that was a member of the House of Delegates beginning in 1978.

DIRECTOR SINCE 1994

RICHARD L. LEATHERWOOD, 65, retired President and Chief Executive Officer, CSX Equipment Group, an operating unit of CSX Transportation, Inc. He is a director of CACI International Inc. Mr. Leatherwood received his undergraduate degree from the University of Tennessee, a graduate degree in mathematical statistics from Rutgers University, and a doctorate in industrial and systems engineering from Georgia Institute of Technology. He also held various executive positions from 1977 to 1985 with Texas Gas Resources Group, including President, Chief Executive Officer and Chief Financial Officer.

DIRECTOR SINCE 1994

D 2004/Page 10

MARGARET A. McKENNA, 59, President, Lesley University. She received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. Ms. McKenna was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including Deputy Counsel in the White House and Deputy Under Secretary of Education. Prior to taking her current position in 1985, she was a director of the Bunting Institute and Vice President at Radcliffe College.

DIRECTOR SINCE 2000

KENNETH A. RANDALL, 77. He is a director of New York-based Oppenheimer Mutual Funds, Inc. Mr. Randall received his undergraduate and graduate degrees from Brigham Young University and graduated from the Stonier Graduate School of Banking. He has been chairman of the Federal Deposit Insurance Company, Chairman and Chief Executive Officer of United Virginia Bankshares and President and Chief Executive Officer of The Conference Board. He joined the Virginia Electric and Power Company Board in 1971 and has been a director of Dominion since its establishment in 1983.

DIRECTOR SINCE 1983

FRANK S. ROYAL, M.D., 65, physician. He is a director of HCA, Inc., SunTrust Banks, Inc., Chesapeake Corporation, CSX Corporation and Smithfield Foods, Inc. Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College.

DIRECTOR SINCE 1994

S. DALLAS SIMMONS, 65, Chairman, President and Chief Executive Officer of Dallas Simmons & Associates, a consulting firm. He also is a former President of Virginia Union University. He received his undergraduate and graduate degrees in business from North Carolina Central University and his doctorate from Duke University. Dr. Simmons also was President of St. Paul’s College and held administrative and teaching positions at North Carolina Central University.

DIRECTOR SINCE 1992

DAVID A. WOLLARD, 67, founding Chairman of the Board, Emeritus, Exempla Healthcare. He is a director of Vectra Bank Colorado. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the President of Bank One Colorado, N.A.

DIRECTOR SINCE 1999

Your Board of Directors recommends that you vote FOR these nominees.

D 2004/Page 11

Item 2 — Non-Employee Directors Compensation Plan

Introduction

As a result of recent tax law changes, the Board froze all of its existing director compensation plans and adopted the Non-Employee Directors Compensation Plan (Directors Plan) to provide essentially the same type of benefits as were provided under the old plans. A summary of the Directors Plan is below and the full text is available as an exhibit to Dominion’s Form 8-K filed December 23, 2004.

The Board adopted the Directors Plan, effective January 1, 2005 and recommends that the shareholders approve it at the 2005 Annual Meeting. The Directors Plan is intended to be a deferred compensation plan that meets the requirements of the new section 409A of the Internal Revenue Code.

Participation

The Directors Plan provides for the payment and/or deferral of the following compensation to all non-employee directors: annual cash and stock retainers, meeting fees, annual deferred stock grant, deferred accumulation benefit, restricted stock, stock options and other compensation. Currently there are 12 non-employee directors eligible to participate in the Directors Plan.

Stock Reserved

Upon shareholder approval, Dominion will reserve 500,000 shares of common stock for the Directors Plan. In the event of a merger, recapitalization, stock dividend, stock split or similar transaction involving a change in Dominion’s stock, the number and class of shares in the Directors Plan may be adjusted by the Board.

Deferral Elections

Stock Retainer Deferral. Directors can elect to defer receipt of all or a portion of their annual stock retainer by completing an election form by December 31 of the year prior to the start of a Plan Year. For the first year of participation of new directors, the form must be completed within 30 days of the director’s election to the Board. A director’s election may be for a single year or all future years. For a stock retainer that is deferred, stock units equivalent to the number of shares of Dominion stock deferred will be credited to a director’s stock unit account.

Cash Retainer and Meeting Fees Deferral. Directors can elect to defer receipt of all or a portion of their cash retainer and meeting fees into either a cash account or a stock unit account by completing an election form. The deferral election must specify the portion of fees to be deferred in 10% increments into either cash or stock units equivalent to shares of Dominion stock. A director may not elect to convert deferred cash to stock units or vice versa.

Deferrals into a cash account will be credited as of the day fees are paid and interest will be credited on the last day of each calendar quarter based on the account balance at the end of the preceding day. Interest will be credited at the annual rate established for the Fixed Rate Fund under the Dominion Resources, Inc. Executive Deferred Compensation Plan. Interest credits are accrued on a monthly basis through the end of the month preceding the month a distribution is made.

An annual cash retainer deferred into a stock unit account will be credited on the day of Dominion’s Annual Meeting of Shareholders. The number of stock units will be determined by dividing the amount of the cash retainer by the closing price of Dominion’s stock (as reported in the Wall Street Journal) on the trading day prior to Dominion’s Annual Meeting. Deferred meeting fees will be credited to a stock unit account on the last day of the month in which the meeting occurs. In this case, the number of stock units will be determined by dividing the amount of the meeting fees by the closing price of Dominion’s stock (as reported in the Wall Street Journal) on the last trading day of the month in which the meeting occurred.

Annual Deferred Stock Grant

On the day of Dominion’s Annual Meeting, beginning with the 2005 Annual Meeting, all eligible directors (including newly elected eligible directors) will receive an annual deferred stock grant paid in stock units. The number of stock units will be determined by dividing the dollar amount of the deferred stock grant (which is set by the Board annually) by the closing price of Dominion’s stock (as reported in the Wall Street Journal) on the last trading day prior to Dominion’s annual meeting.

Deferred Accumulation Benefit

A director who was elected to the Board between January 1, 1995 and January 1, 2004, and who is not yet vested in whole or part in the Stock Accumulation Plan as of December 31, 2004, is entitled to receive a deferred accumulated benefit. The amount of this benefit will be the number of stock units equal to the number of stock units held in that director’s accounts under the frozen Stock Accumulation Plan divided by 17 and multiplied by the number of years that director has served on Dominion’s Board. The stock units will be credited to a director’s stock unit account.

Stock Unit Account

All stock units held in stock unit accounts will be credited with hypothetical cash dividends equal to cash dividends declared and paid on Dominion stock. Such dividends will be determined on the record date and credited on the company’s dividend payment date. The hypothetical cash dividends will be converted to stock units by dividing the amount of the dividends by the closing price of Dominion’s stock (as reported in the Wall Street Journal) on the trading day preceding Dominion’s dividend payment date. Hypothetical dividends and the resulting stock units will continue to accrue in a stock unit account until distribution.

D 2004/Page 12

Distributions

Upon a director’s separation of service from the Board, deferred cash and stock unit accounts will be distributed in a single lump sum payment unless the director previously elected to receive distribution in 10 installments. No acceleration of distributions is allowed. Cash accounts will be distributed in cash and stock unit accounts will be distributed in Dominion stock.

Trust

Dominion will issue shares of its stock into a trust in the name of the trustee, equal to the number of stock units calculated as a result of the deferral of annual retainers and meeting fees and the payment of the annual deferred stock grants and deferred accumulation benefits. The Corporate Secretary will be the trustee of the trust unless the Board designates another person or entity and will reinvest all cash dividends into Dominion stock. The trust will secure Dominion’s obligation to pay a director in Dominion stock and the trust and its assets shall remain subject to the claims of Dominion’s creditors. A director will have the right to direct the trustee as to voting the number of shares held in the trust equivalent to the number of stock units held in such director’s account.

Restricted Stock and Options

The Directors Plan authorizes the issuance of restricted stock awards and stock options on Dominion stock to directors. The exercise price for options may not be less than the fair market value of Dominion stock on the date of grant. The maximum term for a stock option is eight years.

Transferability of Awards

Deferred stock unit accounts will be paid only to a director or, after the director’s death, to the director’s beneficiary or estate.

Changes to Plan

The Board of Directors administers and interprets the Directors Plan and may terminate or amend the Plan. If not previously terminated by the Board, the Directors Plan will terminate when there are no remaining shares of Dominion stock available under the Directors Plan.

New Plan Benefits

Current benefits granted to the non-employee directors would not have been increased if they had been made in 2004 under existing plans, as described under Director Compensation on page 7.

Federal Income Tax Consequences

This is a summary of the principal federal income tax consequences of the Directors Plan. State, local and foreign income taxes also may be applicable.

The Plan design takes into account the Internal Revenue Code provisions under which compensation deferred in the form of stock units does not constitute taxable income when the units are issued. Under those Code provisions, directors would have taxable income when they separate from service and the stock units are distributed in shares of Dominion stock to the director. The director would be taxed on an amount equal to the market value of the Dominion stock issued to the director.

If a director subsequently sells any Dominion stock acquired under the Plan, the director would realize capital gain (or loss) to the extent the sales price exceeds (or is less than) the fair market value of the shares on the day he or she received the shares. The capital gain (or loss) would be long-term if the director holds the shares for more than one year, and would be short-term otherwise.

If the director defers the receipt of cash fees into a cash account, the director would be taxed on the amount received when the cash account is paid at separation from service.

In general, a non-employee director who has received shares of restricted stock will include in gross income as compensation an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. Such amount will be included in income in the tax year in which the restrictions end.

A director does not recognize income on the grant of an option. On exercise of the option, the excess, if any, of the fair market value of Dominion stock on the exercise date over the exercise price is income to the director.

Subject to applicable limitations, Dominion is allowed a deduction equal to the amount of income taxable to a director. The company’s deduction is available at the same time that the director is taxed.

Your Board of Directors recommends that you vote FOR approving adoption of the Directors Plan.

D 2004/Page 13

Committee Report on Executive Compensation

Under the OCN Committee’s charter, which can be found on Dominion’s website at www.dom.com/about/governance, we are charged with oversight of Dominion’s executive compensation program, among other things. We often meet in executive session without management present, and at least once a year, we meet separately with our independent compensation consultant to discuss the CEO’s compensation and other matters. For 2004, we reviewed all the components of the CEO’s and other executive officers’ compensation described in this report and believe our programs are competitive and appropriate.

Executive Compensation Philosophy

Dominion’s executive compensation program is designed to provide its executives with competitive salaries, bonuses, long-term incentives and benefits that align their financial success to the financial success of our shareholders and our company. This strategy includes placing a substantial portion of our executives’ pay at risk, including tying compensation to the achievement of strategic financial performance measures — paying for performance. We also ensure that Dominion maintains a balanced program to provide the appropriate mix of base salary and annual and long-term incentives. We believe our current program will attract, motivate and retain a superior management team under a range of industry and broader market economic circumstances. The basic components of our program are discussed in more detail later in this report.

Our 2004 program focused on long-term compensation and annual incentives. We also permitted and encouraged voluntary early payment of loans under the company’s stock purchase program (grandfathered under provisions of Sarbanes-Oxley Act). Most officers did not receive raises in 2004, and, as outlined in this report, under our annual incentive program that included aggressive performance goals, officers did not receive annual bonuses for 2004.

Determining Competitive Pay

We determined the appropriate competitive position for our executive compensation program by:

•	using the assistance of our independent compensation consultant;

•	defining an appropriate peer group of companies and comparing Dominion with these peer companies based on financial and stock performance and compensation practices for senior executives;

•	comparing the compensation of our other executives with that of similarly situated executives through the use of national compensation surveys; and

•	considering specific market based conditions and other circumstances for specific executives and competitive business groups.

Our Consultant

Our Committee continues to use the services of a nationally recognized independent compensation consultant that reports directly to us. We have used the services of this consultant since the fall of 2002, and met annually with the consultant to discuss our compensation program without management present. Our consultant reviews the individual compensation for our senior officers, and on a broader basis the compensation program for our other officers, and advises us on competitive market compensation levels, long-term compensation practices, trends in executive compensation and other executive benefit programs such as perquisites, retirement plans and insurance programs. The consultant participates in our review of the company’s financial performance and comparison of its performance with that of its peers, and the review of the performance of its executive officers.

Our Peer Group and Peer Group Comparisons

Our 2004 peer group remained the same as 2003. It consisted of a diversified group of ten energy companies, many of which are included in the S&P Utilities Index used in the Performance Graph on page 18 of this proxy.

We have a separate group of peer companies that are targeted for the senior executives of our exploration and production (E&P) business unit. While the companies in the E&P peer group are not included in the S&P Utilities Index, all but one are included in the S&P 500 Index (see Performance Graph on page 18).

Our Committee receives reports showing Dominion’s financial and stock performance and comparing its performance to the peer group companies based on a number of financial and stock performance measures, including assets; profitability; net income; operating earnings; return on capital; return on common equity; total shareholder return over one, three and five-year periods; and market capitalization. We use these measurements to ensure (i) that we have chosen appropriate companies for the peer group and (ii) that our compensation program is appropriate based on Dominion’s financial and stock performance relative to its peer group.

2004 Compensation

Our 2004 executive compensation program consisted of three basic components:

•	Base Salary

•	Annual Incentives

•	Long-term Incentives

We target our total cash compensation (base salary plus annual incentive) at or slightly above market median for our peer group based on achievement of targeted performance levels. Our executives’ total compensation (base salary and annual and long-term incentives combined) is targeted at the market 75th percentile for each position. However, we recognize that this target must be evaluated in years in which a long-term grant is made to confirm that company and individual performance warrant this level of compensation. In setting compensation, we also consider other factors such as experience, time in office, retention of officers in key positions with high demand, recruitment and succession planning. Therefore, it may take three or four years for a new

D 2004/Page 14

officer’s compensation to come within an acceptable range of the targeted levels for their position, while under certain circumstances another new officer may be hired at those levels.

Base Salary. The base salary component of our program is targeted at or slightly above market median. Targeting this level allows us to put a significant portion of overall compensation at risk by using annual performance-based incentives and long-term awards to reach the market 75th percentile for total compensation.

In 2004, we did not approve a general base salary increase for our officers. Instead, we focused on long-term compensation. We did approve a few mid-year base salary adjustments for compelling market reasons, and officers who received a promotion during the year received a salary increase, if appropriate.

Annual Incentives. Under the annual incentive program, if goals are achieved or exceeded, the executive’s total cash compensation (base plus bonus) for the year is targeted to be at or slightly above market median for total cash compensation.

Under this program, our Committee establishes “target awards” for each executive. These target awards are expressed as a percentage of the individual executive’s base salary (for example, 50% x base salary). The target award is the amount of cash that will be paid, at year-end, if the executive achieves 100% of the goals established at the beginning of the year. We also establish a “threshold” as a minimum acceptable level of corporate financial performance. If this threshold is not met for consolidated operating earnings, no executive receives an annual bonus. Actual bonuses, if any, are based on a pre-established formula and may exceed 100% of the target award if an additional earnings per share target is met.

For Dominion’s executive officers, performance criteria established for the 2004 annual profit sharing plan were: consolidated operating earnings and free cash flow; business unit operating earnings, free cash flow and capital expenditure goals; operating and stewardship goals; and goals resulting from process improvements under the Six Sigma discipline. The bonuses could exceed 100% of the targeted award only if an additional operating earnings per share goal was met. Each executive’s goals were weighted according to his or her responsibilities.

The goal weightings for 2004 bonuses were as follows:

Title	Consolidated Financial		Business Unit Financial Earnings		Operating Stewardship	Six Sigma
CEO, COO & CFO	90	% [1]				10%
CEOs of operating companies	65	% [2]	15	% [3]	10%	10%

Footnotes:

1.	18% of this goal is tied to free cash flow

2.	13% of this goal is tied to free cash flow

3.	3% of this goal is tied to free cash flow or capital expenditures

Other senior officers generally had weightings similar to those of the CEOs of the operating companies.

Our Committee established and approved these goals at the beginning of 2004. At year-end, we compared the company’s actual financial performance with the consolidated and business unit goals. Because the threshold earnings target was not met in 2004, we did not approve any payout of bonuses for our officers. We recognize that Dominion had a successful year operationally, but largely because of strategic decisions that were made to benefit the company over the long term, no bonuses were earned under the annual plan.

Long-term Incentives. Our long-term incentive programs continue to play a critical role in our compensation practices and philosophy. We believe that equity-based awards remain the strongest form of long-term compensation and underscore our commitment to the company’s shareholders while rewarding performance. A significant component of our philosophy is aligning our officers’ long-term incentives with the financial success of our shareholders. Any long-term awards are issued and administered under the terms of the company’s Incentive Compensation Plan.

We deliberated with and without our consultant, and reviewed our overall compensation program and that of our peer companies. Based on our deliberations, we issued performance-accelerated restricted stock under our long-term compensation program in 2004 in our endeavor to achieve the desired mix of equity incentives and to provide a balance with outstanding stock option grants. Our Committee will continue to review our program, our peer companies’ programs and other market data to determine the most appropriate mix of pay elements for our executives and to maintain a strong link between pay and performance. At this time, the Committee does not anticipate making a long-term grant to its officer group in 2005, although individual grants are made from time to time for retention, recruiting and other targeted purposes.

Fifty percent of the performance-accelerated restricted stock we awarded to officers in 2004 has five-year cliff vesting. The other 50% can vest after three years if one of two performance criteria is achieved; otherwise, it will also vest at five years. We continue to choose longer vesting periods to encourage our officers to focus on solid, long-term performance and financial success for the company and its shareholders. The performance criteria are a three-year total shareholder return target measured against our peer group and a consolidated operating earnings growth target. We believe the 2004 awards are consistent with our peer group’s compensation policies and general trends in executive compensation practices and serve as a retention tool for our officers.

Chief Executive Officer. The Committee receives and reviews specific information comparing Mr. Capps’ base salary, total target cash compensation and long-term compensation to our peer companies’ CEO pay. The Committee also reviews the value of Mr. Capps’ long-term grants over the past three years, his most recent grant in more detail, and the prevalence

D 2004/Page 15

Committee Report on Executive Compensation

of long-term grants to CEOs at peer companies. The Committee considers Mr. Capps’ performance (including the company performance discussed above) for the year, and reviews and initiates a discussion regarding CEO performance and compensation with the full Board of Directors, and makes recommendations regarding his compensation for the Board’s independent directors’ approval. During 2004, we reviewed specific information regarding the perquisites and qualified and supplemental retirement benefits received or to be received by Mr. Capps under his employment agreement and company policies, including the estimated dollar value of each of these benefits. This review also included an analysis of the value of all stock awards that will vest upon his retirement, and his other Dominion stock holdings.

For the year 2004, Mr. Capps did not receive a salary increase. Annual and long-term incentive awards for Mr. Capps have been developed based on the same principles described earlier for other officers.

At the beginning of 2004, we approved consolidated operating earnings, free cash flow and Six Sigma cost savings goals for Mr. Capps under the 2004 annual profit sharing plan. Mr. Capps’ target bonus is 130% of his base salary, putting more than half of his annual compensation at risk because it is tied to performance measures, as described in the chart on page 15. Because our consolidated operating earnings goal was not achieved, Mr. Capps did not receive a 2004 bonus. We should note that Mr. Capps exceeded his Six Sigma goal for 2004, but under the terms of the plan the operating earnings goal had to be achieved for any payout.

Mr. Capps received 64,389 shares of performance-accelerated restricted stock on May 11, 2004 with five-year cliff vesting under our 2004 long-term incentive program described earlier in this report, including the possible acceleration of 50% of his award based on performance criteria.

Stock Ownership

The Committee recently updated our share ownership guidelines (outlined below) and reviewed the ownership of our top five officers individually and the officer group as a whole. We believe these guidelines and management’s internal policies emphasize stock ownership and retention that align management with the interests of our shareholders. During our deliberations concerning our 2004 program and market trends, we also determined that our executives should be allowed and encouraged to pay their company-guaranteed loans under the Stock Purchase and Loan Programs described on page 21 of this proxy statement. Provisions of the Sarbanes-Oxley Act, which was enacted two years after the Stock Purchase and Loan Program was established, specifically prohibit the company from materially modifying or extending our current program. In light of the Act, we determined that it was in Dominion’s best interest to take advantage of our authority under the program to allow for early payments.

Officers exercised vested stock options and sold shares of Dominion stock to pay off their company-guaranteed loans. As a result of this program, all but one company-guaranteed loan was paid in 2004. Officers first exercised their more mature stock options to raise the cash (net of exercise costs and taxes from the exercise) needed to repay their loans, only selling directly-owned shares of Dominion to the extent necessary to pay taxes and any remaining loan balance. This minimized the number of shares that had to be sold, resulting in strong share ownership by our officers. While the officers paid off the balance of their loans, the company paid each officer exiting the program a special bonus to cover the extra fees and interest owed as a result of the early payment (see All Other Compensation column of the Summary Compensation Table on page 17). If an officer’s share ownership fell below an officer’s target level as a result of exiting the loan program, he or she has a reasonable period (up to three years) to build their ownership back up to the targeted level.

Currently all of our officers are in compliance with the ownership guidelines. The majority of officers have met their target ownership levels, with newer officers acquiring shares towards their goal. Restricted shares (except those restricted shares acquired under the Executive Stock Purchase Tool Kit described on page 21) and options do not count towards an officer’s ownership target. Targeted ownership is the lesser of the salary multiple or the number of shares shown in the table below.

Dominion Resources, Inc.

Stock Ownership Guidelines

Positions	Salary Multiple/Number of Shares
Chairman, Chief Executive Officer	8x/145,000
President and Chief Operating Officer	6.5x/70,000
Executive Vice President	5x/35,000
Senior Vice President	4x/20,000
Vice President	3x/10,000

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, Dominion may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing the company’s tax deduction. However, we reserve the right to approve, and in some cases have approved, non-deductible compensation if we believe it is in the company’s best interest.

Frank S. Royal, Chairman

Robert S. Jepson, Jr.

Richard L. Leatherwood

David A. Wollard

February 25, 2005

D 2004/Page 16

Executive Compensation

The table below shows the total salary and other compensation awarded to or earned by the CEO and the four other most highly compensated executive officers for each of the last three completed fiscal years.

Summary Compensation Table

	Annual Compensation				Long Term Compensation			All Other Compensation [5]
	Year	Salary [1]	Bonus	Other Annual Compensation [3]	Awards		Payouts
Name and Principal Position					Restricted Stock Award [4]	Securities Underlying Options/SARs	LTIP Payouts
Thos. E. Capps	2004	$1,100,000	$0	$510,103	$3,968,294	0	$0	$734,770
Chairman & CEO	2003	1,100,000	1,430,000	227,057	3,994,694	0	0	468,545
	2002	1,000,000	1,300,000	219,424	0	0	0	265,727

Thomas F. Farrell, II	2004	687,981	0	284,982	2,765,092	0	0	275,703
President & COO	2003	583,000	514,800	112,228	2,334,532	0	0	163,249
	2002	560,577	495,000	99,391	0	0	0	133,285

Thomas N. Chewning	2004	480,000	0	150,702	1,674,919	0	0	266,144
Executive Vice President & CFO	2003	480,000	432,000	80,522	1,686,094	0	0	169,726
	2002	415,769	387,000	87,636	0	0	0	106,799

Duane C. Radtke	2004	428,077	0	18,689	1,674,919	0	0	81,706
Executive Vice President	2003	428,077	415,800 [2]	10,991	1,686,094	0	0	68,207
	2002	380,000	334,400 [2]	11,143	0	300,000	0	26,752

James L. Sanderlin	2004	350,000	0	96,769	412,305	0	0	173,602
Senior Vice President — Law	2003	350,000	245,000	59,461	415,040	0	0	106,006
	2002	336,346	231,000	59,207	0	0	0	80,218

Footnotes:

1.	Amounts shown may include vacation sold back to the company.

2.	At his election, Mr. Radtke’s annual bonuses for 2002 and 2003 were exchanged for shares of restricted stock under the company’s Executive Stock Purchase Tool Kit. Under the terms of the Tool Kit, he received an additional amount equal to 10% of his annual cash bonus, which he also exchanged for restricted stock. The following restricted shares were acquired under the Tool Kit: 2002 – 6,177 shares; and 2003 – 6,641 shares.

3.	The amounts in this column include reimbursements for tax liability related to income imputed to the officers under IRS rules for (i) certain travel and business expenses, (ii) the loan program subsidy and other loan program costs and (iii) personal use of corporate aircraft. The tax reimbursement amounts are as follows: Mr. Capps ($385,510); Mr. Farrell ($199,680); Mr. Chewning ($150,702); Mr. Radtke ($18,689); and Mr. Sanderlin ($96,769). For two officers, the amounts in this column also include income related to perquisites provided under the programs described below and in Executive Perquisites and Other Business-Related Benefits on page 21 and any imputed income related to company gifts. Individual amounts that represent more than 25% of the total perquisites included were for personal use of corporate aircraft as follows: Mr. Capps ($93,659) and Mr. Farrell ($61,431). For security purposes, the Board has directed Mr. Capps to use corporate aircraft for all personal travel and has authorized other members of management to accompany him. The CEO is permitted to request that the COO use the corporate aircraft for personal travel if warranted by current security intelligence information. Personal travel is valued by determining the cost of operating the aircraft for each segment of flight hour flown at a rate determined annually for each company aircraft. Over 90% of the corporate aircraft usage is for business purposes. None of the officers named in this table had perquisites valued at $50,000 or more in 2002 and 2003 and the amounts shown for those years are related to reimbursements for tax liabilities.

4.	Dividends are paid on restricted stock. The aggregate number and value of each executive’s restricted stock holdings at year-end, based on a December 31, 2004 closing price of $67.74 per share, were as follows:

Officer	Shares	Value
Thos. E. Capps	64,389	$4,361,711
	71,628	4,852,081

Thomas F. Farrell, II	44,866	3,039,223
	41,860	2,835,596

Thomas N. Chewning	27,177	1,840,970
	30,233	2,047,983

Duane C. Radtke (a)	27,177	1,840,970
	30,233	2,047,983
	3,788	256,599

James L. Sanderlin	6,690	453,181
	7,442	504,121

(a)	Mr. Radtke has an additional 12,818 shares that are described in Footnote 2. The 3,788 shares listed in the table above were acquired under the Tool Kit in 2001.

D 2004/Page 17

Executive Compensation

5.	The amounts listed for 2004 are:

All Other Compensation

Officer	Life Insurance Premiums ($)	Employee Savings Plan Match ($)	Company Match Above IRS Limits ($)	Loan Program Subsidy and pre- payment interest ($)	Total ($)
Thos. E. Capps	265,994	6,150	35,802	426,824	734,770
Thomas F. Farrell, II	42,243	6,150	14,100	213,211	275,704
Thomas N. Chewning	80,563	6,150	11,001	168,430	266,144
Duane C. Radtke	53,754	6,150	6,450	15,352	81,706
James L. Sanderlin	33,219	6,150	4,350	129,883	173,602

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the- Money Options/SARs at FY-End [1]
Officer			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Thos. E. Capps	789,120	16,707,754	800,000	400,000	6,224,000	3,112,000
Thomas F. Farrell, II	288,000	5,959,792	400,000	200,000	3,112,000	1,556,000
Thomas N. Chewning	288,000	5,944,387	300,000	150,000	2,334,000	1,167,000
Duane C. Radtke	0	0	420,832	166,668	1,161,494	551,006
James L. Sanderlin	50,112	804,179	66,666	33,334	518,661	259,339

Footnotes:

1.	Based on year-end stock price of $67.74/share

These option exercises were made in connection with the early payment of executive loans under the Stock Purchase and Loan Program (described on page 21), with the proceeds referred to above being used first to pay the principal of such loans and then related exercise costs and taxes. These vested options were granted as part of Dominion’s 1999-2000 long-term compensation program.

Performance Graph

The graph and table below show the five-year cumulative total return comparison between Dominion, the S&P 500 Index, and the S&P 500 Utilities Index.

Indexed Returns

Years Ending

	Base Period Dec 1999	Dec 2000	Dec 2001	Dec 2002	Dec 2003	Dec 2004
Dominion	$100	$180.21	$168.36	$160.66	$195.07	$215.55
S&P 500	100	90.90	80.09	62.39	80.29	89.03
S&P 500 Utilities	100	157.19	109.34	76.55	96.65	120.11

D 2004/Page 18

Equity Compensation Plans

(as of December 31, 2004)	Securities to be issued upon exercise of outstanding options		Weighted average exercise price of outstanding options	Securities available for future issuance
Plans approved by shareholders	8,934,256		$59.4423	8,435,749	[1,2,3]

Plans not approved by shareholders	4,873,337		$61.5009	4,659,246	[4]

Total	13,807,593	[5]	$60.1689	13,094,995

Footnotes:

1.	Amount includes shares that may be issued under an equity compensation plan other than upon the exercise of an option, warrant or right as listed below:

Shares
Directors’ Stock Accumulation Plan	325,466
Directors’ Deferred Cash Compensation Plan	380,300

2.	Amount also includes 3,673,835 shares available for issuance under the existing Incentive Compensation Plan either (i) upon the exercise of an option or right or (ii) as restricted shares or performance awards. Under the Incentive Compensation Plan, shares for expired or forfeited awards become available for new awards.

3.	Approximately 7.7 million of these shares are available for issuance under the terms of the Incentive Compensation Plan. Upon shareholder approval of the 2005 Incentive Compensation Plan, these shares will no longer be available for issuance under the existing Incentive Compensation Plan.

4.	While there are 3,699,960 shares available for issuance under the Leadership Stock Option Plan, Dominion discontinued use of this plan in 2002. These shares will no longer be available for issuance upon approval of the 2005 Incentive Compensation Plan.

5.	As of February 25, 2005, there were approximately 11 million shares to be issued under outstanding option grants.

Plans Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval.

The LSOP was a program used by Dominion to motivate, attract and retain key salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. Under the LSOP, stock options were granted with a grant price equal to the fair market value of the stock at grant date and generally vested over three years. The table above reflects the number of shares subject to outstanding awards and the amount available for issuance under the LSOP. Shares for expired, unexercised and forfeited options and those shares withheld to pay taxes may be added to the remaining number of shares available for issuance. However, no future awards will be made under this plan upon shareholder approval of the 2005 Incentive Compensation Plan.

To accommodate changes in tax law, the Directors’ Stock Compensation Plan was amended to freeze participation and prohibit deferral of compensation and grant of new benefits after December 31, 2004. Additional information regarding the Directors Stock Compensation Plan may be found on page 7. Accordingly, no new grants will be made under the terms of this plan.

Retirement Plans

The table below shows the estimated annual straight life benefit that Dominion would pay to an employee at normal retirement (age 65) under the benefit formula of the Retirement Plan, including any make-whole amounts under the Benefit Restoration Plan described below.

Estimated Annual Benefits Payable Upon Retirement

Final Average Compensation	Credited Years of Service
	15 Years	20 Years	25 Years	30 Years
$ 300,000	$84,760	$113,040	$141,310	$169,580
350,000	99,890	133,240	166,580	199,940
400,000	115,030	153,460	191,880	230,320
450,000	130,160	173,680	217,180	260,680
500,000	145,310	193,880	242,460	291,040
550,000	160,440	214,090	267,740	321,400
600,000	175,580	234,310	293,030	351,760
650,000	190,720	254,520	318,320	382,130
700,000	205,860	274,730	343,610	412,490
750,000	220,980	294,940	368,880	442,840
800,000	236,110	315,140	394,160	473,200
850,000	251,260	335,350	419,460	503,560
900,000	266,390	355,570	444,740	533,920
950,000	281,540	375,790	470,040	564,300
1,000,000	296,680	396,000	495,320	594,660
1,100,000	326,950	436,430	545,900	655,380

Dominion Retirement Plan. Benefits under the Retirement Plan are based on:

•	highest average base salary over a consecutive five-year period during the ten years preceding retirement;

•	years of credited service;

•	age at retirement; and

•	the offset of Social Security benefits.

Dominion provides a Special Retirement Account (SRA) feature to the Retirement Plan. This account is credited with two percent of an employee’s base salary earned each year. Account balances are credited with earnings based on the 30-year Treasury rate and may be taken as a lump sum or an annuity at retirement. The above table includes the effect of SRA earnings converted to an annual annuity.

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Executive Compensation

Dominion Benefit Restoration Plan. The Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reductions in an executive’s Retirement Plan benefit will be compensated for under the Benefit Restoration Plan. The table on the preceding page reflects any amounts payable under both the Retirement Plan and the Benefit Restoration Plan, including the effect of SRA earnings from salaries in excess of the IRS limits.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. Mr. Capps has been credited with 30 years of service. Mr. Chewning has been credited with 25 years of service and will be credited with 30 years of service at age 60. Mr. Farrell will be credited with 25 years of service at age 55 and with 30 years of service at age 60. Mr. Radtke will receive 20 years of credited service at age 62, and Mr. Sanderlin will receive 2 years of credited service for each year of actual service (15 years at age 65). This extra service credit applies to other benefits such as retiree medical coverage. Other retirement agreements and arrangements for the named executives are described in Other Executive Agreements and Arrangements.

To accommodate changes in tax law, the Dominion Benefit Restoration Plan was frozen as of December 31, 2004 and a New Benefit Restoration Plan was implemented effective January 1, 2005. There is no change in the benefit provided as a result of this new Plan.

Executive Supplemental Retirement Plan. The Supplemental Retirement Plan provides an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual bonus). To retire with full benefits under the Supplemental Retirement Plan, an executive must be 55 years old and have been employed by Dominion for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically, over 10 years. Certain executive officers, including Messrs. Capps, Farrell and Chewning will receive this benefit for their lifetime. Mr. Radtke will receive this benefit for his lifetime if employed with the company at age 62. Based on 2004 cash compensation, the estimated annual benefit under this plan for executives named in the Summary Compensation Table on page 17 are: Mr. Capps: $632,500; Mr. Farrell: $337,500; Mr. Chewning: $228,000; Mr. Radtke: $199,500; and Mr. Sanderlin: $148,750.

To accommodate changes in the tax law, the Executive Supplemental Retirement Plan was frozen as of December 31, 2004 and a New Executive Supplemental Retirement Plan was implemented effective January 1, 2005. There is no change in the benefit provided as a result of this new Plan.

Other Executive Agreements and Arrangements

Companies that are in a rapidly changing industry such as ours require the expertise and loyalty of exceptional executives. Not only is the business itself competitive, but so is the demand for such executives. In order to secure the continued services and focus of key management executives, Dominion has entered into the following agreements with them, including those named in the Summary Compensation Table on page17.

Employment Agreement — Chief Executive Officer. In September of 2002, the Board determined that it was in Dominion’s best interest to enter into an employment agreement with Mr. Capps to induce him to remain as an employee of the company and to continue on as CEO and President until the Annual Meeting of Shareholders in 2005. Due to Mr. Farrell’s election as President, Mr. Capps no longer holds this title. During Mr. Capps’ employment, the agreement provides for the following: (1) an annual base salary of at least $1,000,000, (2) incentive compensation awards based on performance and (3) continued eligibility for all employee benefit and incentive plans provided by Dominion to its senior management. When his employment ends (whether or not before the end of the term of the agreement), Mr. Capps will: (1) receive a retirement benefit calculated on the highest base salary rate during his employment, (2) receive a Supplemental Retirement Plan benefit payable for life, determined with the unreduced percentage of salary mid-point for a given year, (3) become fully vested in outstanding restricted stock (unless otherwise provided by the grant agreement), (4) vest in any outstanding stock options for the remaining term of the grant, and (5) receive a payment of $950,000 plus an amount equal to the present value of his salary and annual cash incentives for the period between the Annual Meetings of Shareholders for 2004 and 2005 to the extent not otherwise paid. During the term of the agreement, Dominion may terminate Mr. Capps for cause only. Mr. Capps also receives age and service credit and continued benefit plan coverage through the end of the contract period in the event of termination for cause or resignation for cause.

Continuity Agreements. Dominion has entered into employment continuity agreements with executives named in the Summary Compensation Table (but not Mr. Capps), which provide benefits in the event of a change in control.* Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by Dominion.

*	A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor’s Board within two years after the last of such transactions.

D 2004/Page 20

The agreements provide for the continuation of salary and benefits for a maximum period of three years after (1) a change in control, (2) termination without cause following a change in control or, (3) a reduction of responsibilities, salary and incentives following a change in control (if the executive gives 60 days notice). Under the agreements executives would receive the following: (1) an annual base salary not less than the executives’ highest annual base salary during the twelve months preceding the change of control, (2) an annual bonus not less than the highest maximum annual bonus available to the executives during the three years preceding the change of control and (3) continued eligibility for awards under company incentive, savings and benefit plans provided to senior management. In addition, any outstanding stock options and other forms of stock awards will fully vest upon a change in control. Upon a covered executive’s death or disability, or in the event the executive is terminated without cause, the agreement provides for a lump sum severance payment equal to three times base salary plus annual bonus, together with the full vesting of benefits under the company’s benefit plans. If a covered executive is terminated without cause, the executive also will receive full vesting of any outstanding stock options and five years of additional credit for age and service. The agreements indemnify the executives for potential penalties related to the Internal Revenue Code and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Other Arrangements. Dominion also has entered into supplemental agreements with Messrs. Chewning and Farrell. Upon retirement, each of them will receive a payment of 12 months base salary for their agreement not to compete with any activities of Dominion nor solicit any Dominion employees for a period of two years. As mentioned above, they also receive extra service credit and benefits under certain benefit plans. Mr. Radtke has a supplemental agreement that ensures that his combined retirement income under the company’s qualified Retirement Plan and Benefit Restoration Plan is at a minimum equal to $100,000 per year.

Executive Stock Purchase Programs. Dominion’s Board has established stock ownership target levels for its executives. In 1999, the Board approved Stock Purchase and Loan programs intended to encourage and facilitate executives’ ownership of common stock through the availability of loans guaranteed by Dominion. Officers borrowed money from an independent bank to purchase stock, for which they are personally liable and which Dominion has guaranteed. Because of restrictions on company loans or guarantees to officers under the Sarbanes-Oxley Act of 2002, Dominion has ceased its programs involving the company guaranty of a third-party loan to executives for the purpose of acquiring company stock. In late 2003 and early 2004, the OCN Committee authorized all officers with loans to exercise previously granted options or to sell shares of Dominion stock for the purpose of paying off their loans under the programs. Any sales or option exercises for this purpose would not trigger the forfeiture provisions of their 2001 stock option grant. All but one officer paid their loan in 2004, exercising options to raise cash and then selling shares to the extent necessary to pay off the loan balance and cover any exercise costs and resulting tax liability.

As of December 31, 2004, one loan in the amount of $1 million is outstanding, for which the officer holding the loan is personally liable and which Dominion has guaranteed.

Dominion’s Executive Stock Purchase Tool Kit (authorized by the OCN Committee) consists of a variety of programs to encourage ownership of Dominion stock by executives who could not participate in the Executive Stock Purchase and Loan programs. Executives who participate in one or more of the Tool Kit programs to achieve their stock ownership target levels receive “bonus shares” for up to 25% of the value of their investment in Dominion stock. The programs include: exchanging an officer’s annual bonus for restricted stock; deferring an officer’s annual bonus into the company stock investment option under our deferred compensation plan; or acquiring, on a one-time or periodic basis, shares of company stock through Dominion Direct®.

Executive Perquisites and Other Business-Related Benefits

Dominion offers a limited number of perquisites to its executives. The company provides an allowance of up to $8,500 a year to our officers for financial planning services, which may include tax and estate planning. This benefit is valued for our perquisite calculation and for tax purposes based on the actual dollar amount paid on the officers’ behalf for the services provided.

In addition, we provide our officers with a company-leased vehicle. The company makes the lease payment on the officer’s behalf up to the applicable allowance limit for the officer. If the lease payment exceeds the allowance, the officer pays for any excess amounts on such vehicle personally. Insurance, gas and maintenance are also provided for these vehicles. The officer is taxed on any personal use of the vehicle, and any personal use is also included in the perquisite calculation. Finally, officers are provided with a luncheon or club membership (or memberships in the case of a few officers). They are taxed on all applicable dues and fees associated with club membership, and such amounts are included in the perquisite calculation. Certain senior and nuclear officers also are provided with security systems at their home residence. We do not consider these systems to be a perquisite, but instead view them as a business need for a limited number of our executives. However, we will count these costs in our calculation of perquisites for 2004 and future years until the SEC offers further guidance.

We also provide up to $1,000 in reimbursements to our officers for annual physical exam expenses that may not be covered otherwise. We do not consider this benefit to be a perquisite and do not include these reimbursements in our perquisite calculations. Finally, as disclosed in Footnote 3 to the Summary Compensation Table, in limited circumstances our executive officers may use company aircraft for personal travel.

D 2004/Page 21

Item 3 — 2005 Incentive Compensation Plan

Introduction

The OCN Committee is responsible for assessing our equity compensation strategy. As more specifically set out in the Committee’s report on page 14, we believe that equity-based awards remain the strongest form of long-term compensation and underscore our commitment to the company’s shareholders while rewarding performance.

We have provided long-term equity compensation under shareholder-approved plans since 1985. Our current plan is the Dominion Resources, Inc. Incentive Compensation Plan, which was approved by shareholders in 1997 and amended in 2001 (the 2001 Plan).

We believe that the proposed 2005 Incentive Compensation Plan (the 2005 Plan) will enable us to continue to provide a clear link to operational performance and total shareholder value, while keeping the levels of compensation competitive with our industry peers.

Your Board approved the 2005 Plan in February 2005 and now requests that shareholders approve it. If shareholders approve the 2005 Plan, it will become effective May 1, 2005 and no additional shares will be issued under the 2001 Plan or the Leadership Stock Option Plan, our non-officer stock option plan (LSOP). The approximately 11 million shares that remain available for issuance and are not subject to an outstanding award under the 2001 Plan and LSOP combined will be deregistered, and will no longer be available for issuance. Outstanding awards under either plan will continue in accordance with their terms, including the issuance of stock under approximately 11 million outstanding options.

The proposed 2005 Plan has a number of special terms and limitations that the Board believes further enhances our pay-for-performance philosophy and ownership culture and that are consistent with the long-term interests of shareholders and sound corporate governance practices. These include:

•	Continued transition to an equity strategy with a stronger link to company performance. The 2005 Plan will continue the transition from our use of stock options to the use of other types of equity, including performance based stock awards or other stock awards or performance grants. However, the plan will allow for the use of stock options should our strategy need to be adjusted in accordance with industry practices or future expectations.

•	No evergreen provision. The 2005 Plan provides for a fixed reserve of 15 million shares, or approximately 4% of common shares outstanding as of March 1, 2005 and does not provide for any annual increase of available shares.

•	Minimum vesting provisions. The 2005 Plan generally provides for a minimum three-year vesting schedule on all awards that are not subject to performance based criteria, allowing no more than one million shares of non-performance based restricted stock to vest in less than three years.

•	Shares terminated under prior plans will not increase plan reserve. Shares subject to awards under other plans that are cancelled, forfeited, or expired will not be available for re-grant under the 2005 Plan. This will include approximately 11 million shares that were projected to be available for future grants under the 2001 Plan and LSOP as of February 25, 2005.

•	Dilution. The dilution for Dominion’s equity plans will be approximately 8% of total shares outstanding and includes the 15 million shares being requested for the 2005 Plan plus the 11 million shares currently available for issuance under outstanding options. That amount also includes shares available for issuance under directors plans.

•	Limited terms. The 2005 Plan will expire in 2011 and sets the maximum term for an option at eight years, which is two years less than the 2001 Plan.

•	No stock option repricings. The 2005 Plan expressly prohibits the repricing of stock options without the approval of shareholders.

•	No discounted stock options. The 2005 Plan prohibits the use of discounted stock options except in certain merger or acquisition transactions.

•	No reload options. The 2005 Plan prohibits the use of reload options.

•	Plan administered by independent committee. The 2005 Plan will be managed by our OCN Committee, which is comprised solely of independent, non-employee directors.

The 2005 Plan is being submitted for approval by shareholders in accordance with NYSE listing requirements and, among other reasons, to ensure that certain awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Summary of the 2005 Plan

More features of this Plan are summarized below. The full text of the 2005 Plan is available as an exhibit to Dominion’s Form 8-K filed on March 3, 2005.

Administration of the Plan; Eligibility

The OCN Committee administers the 2005 Plan for all present and future employees of Dominion and its subsidiaries. All employees of Dominion and its subsidiaries are eligible to receive incentive awards under the 2005 Plan if the Committee determines that an employee has contributed, or can be expected to contribute, significantly to their employer. The Committee has the power and complete discretion to select eligible employees to receive the incentive awards and to determine the type of award and its terms and conditions. Currently, approximately 16,500 employees may receive awards under the 2005 Plan.

Stock Reserved

The 2005 Plan authorizes the issuance of up to 15 million shares of our common stock. No more than 5 million shares may be issued as restricted stock, goal-based stock or performance grants. Shares subject to an award under the 2005 Plan that are forfeited, or otherwise terminate unexercised

D 2004/Page 22

without issuance, will again be available for award. In addition, shares exchanged as payment of an option exercise or retained to satisfy withholding taxes will be added to shares available for awards. Shares covered by a stock appreciation right (SAR) will be counted as issued only upon exercise. Reload options are expressly prohibited.

In the event of any merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or similar transaction or change in corporate structure affecting the shares, such adjustments may be made to the 2005 Plan and to the incentive awards as the Committee deems appropriate.

Types of Incentive Awards That May Be Granted

The following types of incentive awards may be granted under the 2005 Plan: performance grants, restricted stock, goal-based stock, stock options and SARs.

Performance Criteria are based on the performance of Dominion or any subsidiary, division, business unit or individual using one of the following measures, either on an operating or generally accepted accounting principles basis where applicable, and including measuring the performance of any of the following relative to peer companies:

•	Total shareholder return

•	Earnings (including on a per share basis)

•	Earnings growth rate (including on a per share basis)

•	Profitability

•	Return on equity

•	Return on capital

•	Cash flow, including free cash flow

•	Cost savings under the Six Sigma discipline, or other cost savings or process improvement goals

•	Capital expenditures

Performance Grants. Performance grants are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals use objective and quantifiable performance criteria.

The aggregate maximum cash amount payable as a performance grant to any participant in any year cannot exceed 0.5% of Dominion’s consolidated operating income, before taxes and interest. The Committee must make performance grants prior to the earlier of the 90th day of the period for which the performance grant relates or the completion of 25% of such period.

Restricted Stock Awards. The Committee may grant restricted stock, which will be company stock subject to certain terms and conditions imposed by the Committee. Restricted stock awards may be issued to participants for no cash consideration, either alone or in addition to other awards granted. The minimum restriction period applicable to any restricted stock award that is not subject to performance conditions restricting the grant size, transfer of shares or vesting of the award shall be three years from the date of grant; except that a restriction period of less than three years may be approved for such awards in an amount not to exceed one million shares. If authorized by the Committee, a participant may exchange a cash incentive award for restricted stock.

Goal-Based Stock Awards. The Committee may grant goal-based stock, which is company stock subject to performance goals. The stock is not issued to the participant until the Committee certifies that the performance goals (and any other terms and conditions) have been met. Goal-based stock may be issued without cash consideration.

Stock Options and Stock Appreciation Rights. The Committee may also grant options to eligible participants and establish the terms and conditions for exercising an option. SARs may be granted on all or any part of an option, and also are subject to terms and conditions set by the Committee. SARs also may be granted separately.

The exercise price of an option will be at least 100% of the fair market value of company stock on the date that the option is granted. The options may be either incentive stock options or nonstatutory options. The Committee will set the term of each option; however, no option will be exercisable after the expiration of eight years from the date the option is granted, subject to the other provisions of the 2005 Plan. Participants can exercise any option and can make payment of the stock option price by delivering cash or other approved payment.

An SAR entitles the participant to receive an amount equal to the excess of (i) the fair market value on the date of exercise of stock covered by the surrendered stock appreciation right over (ii) the price of the stock on the date the stock appreciation right was granted. The award can be paid in stock or cash, or both.

Transferability of Awards; Modification of Awards

When granting incentive awards, the Committee may allow the awards to become fully exercisable or vested upon a Change of Control, as that term is defined in the 2005 Plan.

Participants cannot sell, transfer or pledge their interest in performance grants and goal-based stock awards. Participants cannot sell, transfer or pledge shares of restricted stock until it becomes unrestricted. Options and SARs may be transferable by a participant according to the terms and conditions for such awards. The Committee may modify awards consistent with the terms of the 2005 Plan, if not detrimental to a participant.

Term; Modification of Plan

If approved by the shareholders, the 2005 Plan will become effective May 1, 2005 and will terminate at the close of business on the day immediately following Dominion’s 2011 Annual Meeting, unless the Board terminates it prior to that date.

The Board can amend or terminate the 2005 Plan, except that only shareholders can approve amendments that would (i) increase the number of Dominion shares reserved and available for issuance; (ii) materially change or affect which employees are eligible to participate; or (iii) materially change the benefits that eligible employees may receive. However,

D 2004/Page 23

Item 3 — 2005 Incentive Compensation Plan

the Board can amend the 2005 Plan as necessary and without shareholder approval to ensure that it continues to comply with Section 162(m) of the Code and SEC Rule 16b-3.

New Plan Benefits

Because benefits under the 2005 Plan will depend on the Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2005 Plan is approved by the shareholders. However, current benefits granted to executive officers and all other employees would not have been increased if they had been made under the 2005 Plan. The Summary Compensation table on page 17 shows the awards that would have been made in 2004 if the 2005 Plan were in effect at that time.

Federal Income Tax Consequences. This is a summary of the principal federal income tax consequences of the 2005 Plan. State, local and foreign income taxes also may be applicable.

An employee will not incur federal income tax liabilities when granted a nonstatutory stock option, an incentive stock option, a stock appreciation right or restricted stock.

Upon exercise of a nonstatutory option or a stock appreciation right, the employee, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of company stock on the date of the exercise and the option price. This income is subject to income tax withholding by the company. No income is received for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax.

Upon lapse of restrictions on restricted stock, the employee will be treated as having received ordinary income equal to the fair market value of company stock on that date. The employee will also be treated as having received ordinary income equal to the fair market value of any company stock when it is received under a performance grant or goal-based stock award. This income is subject to income tax withholding by the company.

The company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonstatutory options and stock appreciation rights and the lapse of restrictions on restricted stock. No deduction is allowed in connection with an incentive stock option unless the employee disposes of company stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of company stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control.

Your Board of Directors recommends that you vote FOR approving adoption of the 2005 Plan.

Audit Committee

Audit Committee Report

Our Committee operates under a written charter (on the following page) originally adopted by the Board in 2001, and most recently revised in January 2005 to comply with the rules and regulations of the NYSE and SEC.

Our Committee reviews and oversees Dominion’s financial reporting process, particularly to address new requirements related to internal controls testing. In November, we developed our 2005 meeting schedule and agendas, which include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2004, we reviewed and discussed the following with management and the independent auditors:

•	quarterly and year-end results, financial statements and reports prior to public disclosure;

•	management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;

•	management’s and internal and external auditors’ compliance with Section 404 of the Sarbanes-Oxley Act relative to testing internal controls;

•	risk management policies and procedures, including a special presentation on and regular reports from the Board’s Risk Oversight Committee regarding the company’s trading activities;

•	how Dominion values assets;

•	Dominion’s overall regulatory environment; and

•	Dominion’s compliance program for employees, including our “whistleblower” procedures.

In four of the meetings, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended by Auditing Standards 89 and 90), this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

D 2004/Page 24

We have received written disclosures and letters from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2004 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Independent Auditors for 2005

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2005 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm, independent of us, as Dominion’s independent auditors for 2005, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit services proposed to us do not impair Deloitte & Touche’s independence, and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit services will require prior approval by our Committee or chairman. When appropriate, Dominion seeks competitive bids for non-audit services.

David A. Wollard, Chairman

Ronald J. Calise

Robert S. Jepson, Jr.

Margaret A. McKenna

Kenneth A. Randall

February 25, 2005

Audit Committee Charter

I.	Introduction

This charter assigns specific oversight responsibilities and authority to the Audit Committee. Management is responsible for the preparation, presentation and integrity of Dominion’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dominion’s independent auditor is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

II.	Role and Purpose

The Committee will be responsible for assisting the Board with oversight of the following:

•	Dominion’s relationship with its independent auditor, including the firm’s qualifications, independence and performance;

•	The integrity of Dominion’s financial statements and reporting practices;

•	Dominion’s compliance with legal and regulatory requirements; and

•	The performance of Dominion’s internal audit function.

The Committee will also provide an open avenue of communication among the independent auditor, financial and senior management, internal audit department and Board of Directors.

III.	Organization and Membership

1.	The Committee is comprised of three or more Directors who are appointed by the full Board and who serve at the Board’s pleasure. Unless a Chair is elected by the Board, the Committee may designate a Chair by majority vote of its members.

2.	Each Committee member shall be an “independent” Director in accordance with the applicable rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). All members of the Committee shall be, or become within a reasonable period of time, financially literate as determined by the Board. The Committee shall also comply with the following requirements:

•	Directors’ fees (including Committee fees) are the only compensation a Committee member may receive, either directly or indirectly, from Dominion;

•	At least one Committee member shall be a “audit committee financial expert,” as defined by the rules of the SEC and as disclosed by Dominion; and

•	If a Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair his or her ability to serve on the Committee and must disclose this determination.

D 2004/Page 25

Audit Committee

3.	The Committee will meet at least four times annually or more frequently as circumstances dictate, and report regularly to the Board on all of the matters discussed and acted on by the Committee. A majority of the Committee constitutes a quorum, and the Committee may act by unanimous written consent.

IV.	Administration and Delegation

1.	The Committee is authorized to obtain advice and assistance from independent counsel and other advisors as it believes necessary and appropriate, and it will have the funding and sole authority to retain and terminate such advisors and to approve such advisors’ fees and other retention concerns.

2.	Except as described below, the Committee may delegate functions to a subcommittee of one or more members only with the Board’s approval.

3.	On an annual basis, the Committee will:

•	Review and approve its report to be included in Dominion’s proxy statement;

•	Evaluate its performance;

•	Review this charter and update it as necessary (with any amendments subject to approval by the Board); and

•	Determine its funding requirements for the auditor or any advisors.

V.	Responsibilities and Duties

The Committee’s responsibilities and duties will be as follows:

A.	Governance and Corporate Responsibility

1.	Appoint, compensate, retain, oversee, evaluate and when necessary or desirable, terminate Dominion’s independent auditor, including approving the auditor’s engagement fees and terms as well as significant non-audit engagements of the independent auditor. As part of its oversight responsibilities, the Committee will examine the independent auditor’s qualifications, independence and compliance with partner rotation requirements. The independent auditor reports directly to the Committee. The Committee shall have the sole authority with respect to, and may not delegate these responsibilities.

2.	Pre-approve all auditing services and permitted non-audit services to be provided by Dominion’s independent auditor including establishment of detailed pre-approval policies. The Committee may delegate the authority to grant pre-approvals only to one or more of its members, whose decisions must be presented to the Committee for its ratification. Dominion will disclose the Committee’s approval of any non-audit services by the independent auditor in its periodic reports filed with the SEC.

3.	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

4.	At least annually, obtain and review a written report by the independent auditor describing the following:

•	All relationships the independent auditor has with Dominion, including any non-audit services and related fees;

•	The firm’s internal quality-control procedures;

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any governmental or professional inquiry or investigation within the preceding five years respecting one or more independent audits carried out by the firm; and

•	Any steps taken to address any such issues.

5.	The Committee will periodically meet with the independent auditor, the internal auditor and management, in separate executive sessions, to discuss any matters that the Committee or these groups believe should be discussed privately.

6.	Resolve any disagreements between management and the independent auditor.

7.	Review the internal audit function (including its responsibilities, budget and staffing as well as any significant reports it prepares for management) and discuss these with the internal auditor, management and the independent auditor.

8.	Approve the appointment and replacement of the senior internal auditing executive.

9.	Approve hiring into a controller, managing director, director or officer level position, any employee or former employee of the current independent auditor. In addition, approve hiring such employee or former employee into a position with oversight of the financial reporting process.

10.	Establish procedures for the following:

•	The receipt, retention and treatment of complaints received by Dominion regarding accounting, internal accounting controls or auditing matters; and

•	The confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

11.	Review, and have the power to approve or disapprove, any request for a waiver of or pre-approval of a transaction under any of Dominion’s code of conduct or ethics policies involving a Director or executive officer.

D 2004/Page 26

B.	Audit Function and Financial Statements

1.	Consider the audit scope and plans of the independent auditor and internal auditor and the audit procedures to be utilized.

The independent auditor will report to the Committee on the following:

•	All critical accounting policies and practices utilized by Dominion;

•	All material communications between the independent auditor and management, such as any management letter, schedule of judgment differences or schedule of unadjusted differences; and

•	All alternative treatments of financial information that have been discussed with management.

The internal auditor will report to the Committee on the following:

•	The development of the annual audit plan;

•	Any unjustified restriction or limitation placed on the audit function;

•	Any unresolved issues which would have an impact on internal controls or the financial statements; and

•	The reasons for any significant deviations from the established annual audit plan.

2.	Review and consider Dominion’s annual and quarterly financial statements, related reports and findings from the company’s Disclosure Committee, and meet to discuss them with management and independent auditor, including the following:

•	Major issues regarding accounting principles and financial statement presentation, including any significant changes in the selection or application of accounting principles or adoption of new principles;

•	Disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dominion’s financial statements;

•	Major issues as to the adequacy of Dominion’s internal controls and any special audit steps adopted in light of significant deficiencies and material weaknesses;

•	Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of applying alternative accounting principles on the financial statements; and

•	Effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements.

3.	Review the effectiveness of the Company’s internal control over annual and interim financial reporting, including information technology security and control. Establish procedures for management, the independent auditors and the internal auditors to report any significant deficiencies and reportable conditions in the design or operation of Dominion’s internal controls, as well as any fraud that involves management or other employees who have a significant role in the internal controls.

4.	Review with the independent auditor any audit problems or difficulties, including the following:

•	Any restrictions on the scope of the firm’s activities or its access to requested information;

•	Any disagreements with management;

•	Accounting adjustments proposed by the independent auditor but not adopted;

•	Communications between the audit teams and the audit firm’s national office with regard to auditing or accounting issues presented by the engagement; and

•	Any management or internal control letter issued or proposed to be issued by the independent auditor.

The Committee will also review management’s responses to these issues.

C.	Other Duties

1.	Review and discuss with management the type and presentation of information included in Dominion’s earnings news releases, as well as financial information and earnings guidance provided to Dominion’s securities analysts and rating agencies.

2.	Discuss with management the significant risks or exposures facing Dominion and the steps management has taken (including the policies and programs implemented by the management Risk Oversight Committee) to monitor and control such risks or exposures.

3.	Review periodic reports from the Board’s Risk Oversight Committee concerning that Committee’s oversight and assessment of Dominion’s policies, procedures and guidelines regarding its energy trading activities.

4.	Perform such other functions as may be assigned by the Board of Directors or as specified in its Corporate Governance Guidelines or any policies approved by the Board.

D2004/ Page 27

Item 4 — Auditors

Item 4 — Appointment of Auditors

Dominion’s Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2005.

Your Board of Directors recommends that you vote FOR ratification of the Committee’s action.

Other Information About the Auditors

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Fees and Pre-Approval Policy. During 2003, the Audit Committee adopted a pre-approval policy for Deloitte & Touche’s services and fees. Attached to the policy is a form of schedule that details the services to be provided and an estimated charge for such services. At its December 2004 and January 2005 meetings, the Committee approved the schedule of services and fees for 2005. As provided by Dominion’s pre-approval policy, any changes to the schedule can be approved by the Committee chairman, and reported to the full Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2004 and 2003.

	2004	2003
(millions)
Audit fees	$5.68	$3.23
Audit-related fees	.82	.96
Tax fees	.83	.15
All other fees	.05	.07

	$7.38	$4.41

Audit fees are for the audit and review of Dominion’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board of the United States, including Section 404 testing, comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

Audit-related fees are for assurance and related services that are associated with the audit or review of Dominion’s financial statements, including employee benefit plan audits, due diligence services and financial accounting and reporting consultation.

Tax fees are fees for tax compliance services, tax consulting services, and related costs. For 2004 tax fees also reflect the settlement of an outstanding tax planning engagement.

All other fees are for the translation of certain Dominion SEC filings from English to French as required by Canadian securities laws.

Item 5 — Shareholder Proposal

Dominion has been notified by two shareholders that they intend to present a proposal for consideration at the Annual Meeting. We will furnish upon request the names, addresses and stock ownership of the proponents of the proposal identified below:

WHEREAS: A 2004 report by the Bush Administration’s Climate Change Science Program stated that increases in human-derived greenhouse gas emissions are the only likely explanation for global warming over the past three decades.

A 2004 Conference Board report declared that, “scientific consensus that the climate is changing is growing steadily stronger over time; Corporate boards will be increasingly expected to evaluate potential risks associated with climate change; and, the global economy will become less carbon-intensive over time … The real questions are what the pace of the transition will be and who will be the winners and losers.”

U.S. power plants are responsible for nearly 40 percent of the country’s carbon dioxide emissions, and 10 percent of global carbon dioxide emissions. Scientists estimate that about 160,000 people die yearly from side-effects of global warming ranging from malaria to malnutrition and the numbers could double by 2020.

A 2003 Department of Defense report outlined a plausible abrupt climate change scenario that “would challenge the United States national security in ways that should be considered immediately.”

An August 2004 Business Week cover story noted that executives at AEP, Exelon and Xcel are preparing for mandatory carbon dioxide emissions constraints. Developments include: more than 90 countries ratifying the Kyoto Protocol; eleven Governors pledging to reduce emissions significantly; and renewable energy standards in sixteen states, indicating increasing support for non-polluting electricity sources. In October 2003, 43 U.S. Senators voted in favor of legislation to cap greenhouse gas emissions from a range of industrial sectors.

Recent reports by CERES, The Carbon Disclosure Project, Innovest Strategic Value Advisors, and the Investor Responsibility Research Center demonstrate the growing financial risks of climate change for US corporations.

Attorneys general from eight states have filed a public nuisance lawsuit demanding that Cinergy, American Electric Power Co., Southern Co., Xcel Energy and Tennessee Valley Authority reduce carbon dioxide emissions 3 percent per year for the next 10 years.

In a July 2004 Newsweek story, the insurance company AXA estimated that 20 percent of global GDP is affected by climatic events and, “climatic risk in numerous branches of industry is more important than the risk of interest rates or foreign exchange risk.”

D2004/Page 28

In 2004, AEP, Cinergy, TXU, and Southern Company agreed to issue comprehensive reports to shareholders about their financial exposure under potential emissions control scenarios. AEP stated, “some initial mandatory reductions of greenhouse gas emissions are likely in the next decade, the economic impact of controlling greenhouse gas and other emissions thus depends on the company’s ability to meet these goals... Management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”

RESOLVED: The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.

Opposing Statement

The Board recommends that you reject this proposal.

This proposal requests that a committee of independent directors of the Board assess how the company is responding to the potential for future carbon dioxide and other emission reduction policies and produce a public report containing this assessment.

Dominion senior management updates the board on the company’s environmental record, compliance and positions on emerging, evolving or ongoing environmental issues. Dominion takes its responsibility for environmental stewardship seriously and takes pride in its results, which are already made public on the company’s website, www.dom.com. For instance, we took the lead in our industry in reducing emissions by voluntarily entering into an agreement with the U.S. Environmental Protection Agency to spend more than $1.2 billion to install state-of-the art emissions controls on most of our coal-fired units. Throughout the negotiations, the Board was kept informed. Other companies facing federal and state actions continue to delay or contest making those improvements.

Dominion recognizes the growing interest concerning increases in emissions of greenhouse gases and possible effects to the earth’s climate. As a fully-integrated energy company, Dominion has a balanced portfolio not only in generation, but across the entire energy complex. If carbon emissions are to be reduced, costs will increase to some assets. This in turn will increase pressure on the demand for natural gas, which would result in increased prices for both natural gas and power. Dominion’s substantial nuclear fleet and natural gas production act as natural offsets against such increased costs.

In addition, Dominion has made changes to its existing generation portfolio recently that have led to a significant decrease in our greenhouse gas emission rate, a rate that is below the industry average. In 2003, the company retired two oil-fired units at our Possum Point Power Station in Northern Virginia, replacing them with 550 MW of new state-of-the-art combined cycle technology. We also converted two coal-fired units at Possum Point to natural gas firing. Since 2000, Dominion has added more than 3,500 MW of new gas-fired generation (excluding Possum Point), more than 1,900 MW of non-greenhouse gas emitting nuclear generation and 80 MW of renewable (biomass) generation to its generation mix.

Furthering the company’s commitment to sound environmental stewardship are a number of other initiatives to reduce or avoid greenhouse gas emissions, including projects to sequester carbon, reduce gas transmission pipeline emissions, and improve efficiency in exploration and production and electric generation operations. Dominion is actively participating in several voluntary programs including the U.S. Department of Energy’s (DOE) Power Partners, the DOE’s Voluntary Reporting of Greenhouse Gas Emissions and Reductions Program, and EPA’s Natural Gas STAR Program. Finally, a substantial portion of Dominion’s earnings come from pipelines and local gas distribution companies that are largely unaffected by carbon legislation.

Through our website, we provide all our stakeholders with more detailed information on Dominion’s environmental activities. We encourage our shareholders to visit that website at www.dom.com to learn more about Dominion’s response to environmental issues. We also believe that Dominion is responding to the potential for future CO2 and other emission policies, while appropriately involving our Board.

Your Board of Directors recommends that you vote AGAINST this proposal.

D2004/Page 29

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261-6532 www.dom.com	2004 Form 10-K You may request, without charge, a copy of Dominion’s Annual Report filed with the SEC for 2004 on Form 10-K, excluding exhibits, by:

1 Writing Write to us at Investor Relations Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261;

2 Emailing Email us at Investor_Relations@dom.com; or

3 Calling Call us at (804) 819-2000.

Or you may view our Form 10-K on our website at www.dom.com (keyword search: SEC filings).

THE 2005 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE SEE REVERSE SIDE

FOR INFORMATION ABOUT YOUR VOTING CHOICES.

This proxy when properly executed will be voted as directed

on the reverse side by the signed shareholder. If no direction is made, this proxy will be voted “FOR” Items 1, 2, 3 and 4

and “AGAINST” Item 5.

Please sign exactly as your name appears on this proxy.

When shares are held by joint tenants, both shareholders

should sign.

When signing in a representative capacity, please give your

representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership,

please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints

Robert S. Jepson, Jr., Frank S. Royal, and Patricia A. Wilkerson, or

any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 22, 2005, and at any and all adjournments thereof.

, 2005

Signature Date

, 2005

Signature (if held jointly) Date

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

To Our Shareholders

Let your voice be heard . . .

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. If you do not vote, your shares will not be counted.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail.

All Internet and telephone votes must be received by 11:59 p.m. EDT on Thursday, April 21, 2005 to be counted in the final tabulation.

Vote Your Proxy

1 By Mail…

Return your proxy in the

postage-paid envelope provided;

2 By Internet…

Access the Website at

http://www.votefast.com; or

3 By Phone…

Call toll-free 1-800-542-1160

using a touch-tone phone.

You may view our annual report

and proxy statement on our

Website at www.dom.com

(keyword search: Proxy).

THE 2005 PROXY CARD The Board of Directors recommends a vote “FOR” Item 1.

Item 1 – Election of Directors

FOR the following nominees:

01. Peter W. Brown

02. Ronald J. Calise

03. Thos. E. Capps

04. George A. Davidson, Jr.

05. Thomas F. Farrell, II

06. John W. Harris

07. Robert S. Jepson, Jr.

08. Mark J. Kington

09. Benjamin J. Lambert, III

10. Richard L. Leatherwood

11. Margaret A. McKenna

12. Kenneth A. Randall

13. Frank S. Royal

14. S. Dallas Simmons

15. David A. Wollard

WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:

The Board of Directors recommends a vote “FOR” Items 2, 3, and 4.

Item 2 – Approve the adoption of the Non-Employee Directors

Compensation Plan.

FOR AGAINST ABSTAIN

Item 3 – Approve the adoption of the 2005 Incentive Compensation Plan.

FOR AGAINST ABSTAIN

Item 4 – Ratify the appointment of independent auditors for the 2005 financial statements.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote “AGAINST” Item 5.

Item 5 – Shareholder Proposal

FOR AGAINST ABSTAIN

To access future proxy materials and annual reports

via Internet only, please check this block.*

If you plan to attend the Annual Meeting of Shareholders

on April 22, 2005, please check this box.

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport.

Registered shareholders must bring a Dominion Direct® statement or dividend check stub as proof of ownership. If you hold stock in street name, you must bring a copy of a recent brokerage statement. If you have an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m., and seating will be available on a first come, first served basis. Cameras

(including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting are printed on the back of the agenda that you will be given at the meeting.

DIRECTIONS AND PARKING

To obtain directions to the meeting or for information about parking, please call Shareholder Services at 1-800-552-4034.

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

THE 2005 PROXY INSTRUCTIONS

IMPORTANT: PLEASE SEE REVERSE SIDE

FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting

of Shareholders, April 22, 2005 by the Trustee for

the various retirement plans sponsored by Dominion

Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting,

Proxy Statement and Annual Report for the Annual Meeting

of Shareholders of Dominion Resources, Inc. I hereby

instruct the Trustee to vote the shares of Dominion Common

Stock relating to my Plan account at such Annual

Meeting in the manner set forth on the reverse side.

This voting instruction card, when properly executed,

will be voted as directed. If this card is returned

executed with no direction given or is not returned at

all, an independent fiduciary hired by the Plan Administrator will vote your shares.

All voting instructions will be kept confidential.

, 2005

Signature Date

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

To Our Shareholders:

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and vote your shares.

You can vote by mail, Internet or telephone. When voting by

Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy instruction and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy instruction by mail.

All votes must be received by 11:59 p.m. EDT on Sunday,

April 17, 2005 to be counted in the final tabulation.

Vote Your Proxy

By Mail…

Return your proxy in the

postage-paid envelope provided;

By Internet…

Access the Website at

http://www.votefast.com; or

By Phone…

Call toll-free 1-800-542-1160

using a touch-tone phone.

You may view our annual report

and proxy statement on our

Website at www.dom.com

(keyword search: Proxy).

THE 2005 PROXY INSTRUCTIONS

The Board of Directors recommends a vote “FOR” Item 1.

Item 1 – Election of Directors

FOR the following nominees:

01. Peter W. Brown

02. Ronald J. Calise

03. Thos. E. Capps

04. George A. Davidson, Jr.

05. Thomas F. Farrell, II

06. John W. Harris

07. Robert S. Jepson, Jr.

08. Mark J. Kington

09. Benjamin J. Lambert, III

10. Richard L. Leatherwood

11. Margaret A. McKenna

12. Kenneth A. Randall

13. Frank S. Royal

14. S. Dallas Simmons

15. David A. Wollard

WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:

The Board of Directors recommends a vote “FOR” Items 2, 3, and 4.

Item 2 – Approve the adoption of the Non-Employee Directors

Compensation Plan.

FOR AGAINST ABSTAIN

Item 3 – Approve the adoption of the 2005 Incentive Compensation Plan.

FOR AGAINST ABSTAIN

Item 4 – Ratify the appointment of independent auditors for the 2005 financial statements.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote “AGAINST” Item 5.

Item 5 – Shareholder Proposal

FOR AGAINST ABSTAIN

To access future proxy materials and annual reports

via Internet only, please check this block.*

If you plan to attend the Annual Meeting of Shareholders

on April 22, 2005, please check this box.

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy instruction on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material

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THE 2005 PROXY CARD

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

This proxy is solicited on behalf of the Board of

Directors. The Board of Directors recommends a vote

“FOR” Items 1, 2, 3 and 4 and “AGAINST” Item 5.

This proxy when properly executed will be voted as

directed by the signed shareholder. If no direction is made,

this proxy will be voted “FOR” Items 1, 2, 3 and 4 and

“AGAINST” Item 5.

Please sign your name on the reverse side of this proxy

exactly as it appears at left. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give

your representative title. If a corporation, please sign

in full corporate name by President or other authorized

officer. If a partnership, please sign in partnership name

by authorized person.

PLEASE SEE THE REVERSE SIDE OF THIS CARD FOR

IMPORTANT VOTING INFORMATION.

PLEASE MARK, SIGN AND MAIL IN THE ENCLOSED

ENVELOPE.

THE 2005 PROXY CARD

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

The Board of Directors recommends a vote “FOR” Item 1.

Item 1 – Election of Directors

FOR the following nominees:

01. Peter W. Brown

02. Ronald J. Calise

03. Thos. E. Capps

04. George A. Davidson, Jr.

05. Thomas F. Farrell, II

06. John W. Harris

07. Robert S. Jepson, Jr.

08. Mark J. Kington

09. Benjamin J. Lambert, III

10. Richard L. Leatherwood

11. Margaret A. McKenna

12. Kenneth A. Randall

13. Frank S. Royal

14. S. Dallas Simmons

15. David A. Wollard

WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:

The Board of Directors recommends a vote “FOR” Items 2 and 3.

Item 2 – Approve the adoption of the Non-Employee Directors

Compensation Plan.

FOR AGAINST ABSTAIN

Item 3 – Approve the adoption of the 2005 Incentive Compensation Plan.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote “FOR” Item 4.

Item 4 – Ratify the appointment of independent auditors for the 2005 financial statements.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote “AGAINST” Item 5.

Item 5 – Shareholder Proposal

FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints

Robert S. Jepson, Jr., Frank S. Royal, and Patricia A. Wilkerson, or

any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on

April 22, 2005, and at any and all adjournments thereof.

Signature Date

, 2005

Signature (if held jointly) Date

, 2005

Appendix A

Filed pursuant to Instruction 3 of Schedule 14A, Item 10(c)

DOMINION RESOURCES, INC.

2005 INCENTIVE COMPENSATION PLAN

1. Purpose. To support a pay-for-performance compensation program, this Dominion Resources, Inc. 2005 Incentive Compensation Plan (the “Plan”) is the primary component that ties compensation to the long-term performance of Dominion Resources, Inc. The Plan seeks to further the long-term stability and financial success of Dominion Resources, Inc. by attracting and retaining employees through the use of cash and stock incentives; rewarding employees for the achievement of certain performance goals that may be attached to the incentives; and further aligning the interests of employees with those of Dominion Resources, Inc. shareholders.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with any Performance Grant, any lapse of restrictions on Restricted Stock, dividends paid on Restricted Stock, any grant of Goal-Based Stock, or any exercise of a Nonstatutory Stock Option or Stock Appreciation Right.

(c) “Change of Control” means the occurrence of any of the following events:

(i) any person, including a “group” as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of Dominion securities having 20% or more of the combined voting power of the then outstanding Dominion securities that may be cast for the election of Dominion’s directors (other than as a result of an issuance of securities initiated by Dominion, or open market purchases approved by the Dominion Board, as long as the majority of the Dominion Board approving the purchases is also the majority at the time the purchases are made);

(ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of Dominion before the transactions cease to constitute a majority of the Dominion Board, or any successor’s board, within two years of the last of the transactions; or

(iii) with respect to a particular Participant, an event occurs with respect to the Employer that employs that Participant such that, after the event, the Employer is no longer a Dominion Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Organization, Compensation and Nominating Committee of the Dominion Board (or any successor Board committee designated by the Board to administer this plan), provided that, if any member of the Organization, Compensation and Nominating Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.

(f) “Company Stock” means common stock of Dominion. In the event of a change in the capital structure of Dominion (as provided in Section 15), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan.

(g) “Date of Grant” means the date on which the Committee grants an Incentive Award.

(h) “Disability” or “Disabled” means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and the determination shall be conclusive.

(i) “Dominion Company” means Consolidated Natural Gas, Inc., Virginia Electric and Power Company, Dominion Capital, Inc., Dominion Energy, Inc., Dominion Resources Services, Inc., or another corporation in which Dominion owns stock possessing at least 50% of the combined voting power of all classes of stock or which is in a chain of corporations with Dominion in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.

(j) “Dominion” means Dominion Resources, Inc.

(k) “Dominion Board” means the Board of Directors of Dominion Resources, Inc.

(l) “Employer” means Dominion and each Dominion Company that employs one or more Participants.

(m) “Fair Market Value” means the average of the high and low prices of a share of Company Stock, as reported by Bloomberg or other financial reporting service selected by the Company, as of the last day on which Company Stock is traded preceding the Date of Grant or preceding any other date for which the value of Company Stock must be determined under the Plan.

(n) “Goal-Based Stock” means Company Stock awarded when performance goals are achieved pursuant to an award as provided in Section 8.

(o) “Incentive Award” means, collectively, a Performance Grant or the award of Restricted Stock, Goal-Based Stock, Option or Stock Appreciation Right under the Plan.

(p) “Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

(q) “Mature Shares” means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which the holder has held for at least six months.

(r) “Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

(s) “Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(t) “Participant” means any employee of Dominion or a Dominion Company who receives an Incentive Award under the Plan.

(u) “Performance Criteria” means the performance of Dominion or any subsidiary, division, business unit or individual using one of the following measures, either on an operating or GAAP basis where applicable, and including measuring the performance of any of the following relative to a defined peer group of companies: total shareholder return; earnings (including on a per share basis); earnings growth rate (including on a per share basis); profitability; return on equity; return on capital; cash flow, including free cash flow; cost savings under the Six Sigma discipline, or other cost savings or process improvement goals; and capital expenditures.

(v) “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Grant or grant of Restricted Stock that relates to one or more Performance Criteria.

(w) “Performance Grant” means an Incentive Award made pursuant to Section 6.

(x) “Plan Year” means January 1 to December 31.

(y) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 7.

(z) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(aa) “Stock Appreciation Right” means a right to receive Company Stock or cash from the Company granted under Section 10.

(bb) “Taxable Year” means the fiscal period used by Dominion for reporting taxes on income under the Code.

3. General. The following types of Incentive Awards may be granted under the Plan: Performance Grants, Restricted Stock, Goal-Based Stock, Options, or Stock Appreciation Rights. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

4. Stock.

(a) Subject to Section 15 of the Plan, there shall be reserved for issuance under the Plan an aggregate of fifteen million (15,000,000) shares of Company Stock, which shall be authorized but unissued shares. All of the shares of Company Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than five million (5,000,000) shares may be issued as Restricted Stock, Goal-Based Stock or Performance Grants, provided that any shares of Restricted Stock, Goal-Based Stock or shares that are issuable under Performance Grants that are forfeited shall not count against this limit. No more than one million five hundred thousand (1,500,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year.

(b) Shares allocable to Options, Restricted Stock or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. Any shares covered by a Stock Appreciation Right shall be counted as used only to the extent shares are actually issued to the Participant when the Stock Appreciation Right is exercised. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an Option granted under an existing Incentive Award, provided that, without prior shareholder approval, the Committees are expressly prohibited from repricing an Option if the exercise price of the new Option would be less than the exercise price of the Option under the existing Incentive Award surrendered for cancellation. In addition, any shares of Company Stock exchanged by a Participant as full or partial payment to the Company of the exercise price under an Option, any shares retained by the Company in satisfaction of a Participant’s obligations to pay Applicable Withholding Taxes with respect to any Incentive Award and any shares of Company stock covered by an Incentive Award that is settled in cash shall be added to the shares available for Incentive Awards under the Plan. Reload Options issued on the exercise of an Option or otherwise are expressly prohibited.

(c) Upon approval of the Plan by shareholders, no additional grants of incentive awards may be made under the Dominion Resources, Inc. Incentive Compensation Plan or under the Dominion Resources, Inc. Leadership Stock Option Plan for Salaried Employees. At that time, all outstanding obligations under the Dominion Resources, Inc. Incentive Compensation Plan for payments of Company Stock, including Company Stock from reinvested dividends, related to the Dominion Resources, Inc. Executives’ Deferred Compensation Plan shall be assumed by the Plan and shall be treated for purposes of Section 4(a) based on the nature of the original award.

5. Eligibility.

(a) All present and future employees of Dominion or a Dominion Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to Dominion or a Dominion Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 16, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

6. Performance Grants.

(a) Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set in an annual bonus plan or other similar document. Each Performance Grant shall be granted and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year shall not exceed 0.5% of Dominion’s consolidated operating income, before taxes and interest, as reported on its annual financial statements for the prior Plan Year. In the event of any conflict between a Performance Grant and the Plan, the terms of the Plan shall govern.

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

(c) The Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Grant shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25% of the period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Grant.

(d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Performance Grant. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

(e) Performance Grants will be paid in cash, Company Stock or both, at the time or times as are provided in the Performance Grant. A Performance Grant payable in cash may allow a Participant to elect to receive a payment in Company Stock that has a greater Fair Market Value than the cash award, and the Performance Grant may impose restrictions on the Company Stock issued under the election.

(f) Nothing contained in the Plan will be deemed in any way to limit or restrict any Employer or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(g) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Grant. The Company Stock may be issued without cash consideration.

(h) A Participant’s interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(i) Whenever payments under a Performance Grant are to be made in cash, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving a Performance Grant payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Performance Grant so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

7. Restricted Stock Awards.

(a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall be the Grant Agreement between the Employer and the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

(b) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (c) below shall lapse. Restrictions conditioned on employment and the passage of time shall not expire less than three years from the Date of Grant of the Restricted Stock except that up to one million (1,000,000) shares of Restricted Stock may be granted with a restriction of no less than one year. Restrictions conditioned on the achievement of Performance Goals or other performance conditions shall not expire less than one year from the Date of Grant. Notwithstanding the foregoing, the Committee may in its discretion, and without limitation, provide that restrictions will expire as a result of the Disability, death or retirement of the Participant or the occurrence of a Change in Control. The terms and conditions may include the achievement of a Performance Goal, which shall be governed by the provisions of Section 6 to the extent that the award is intended to comply with the requirements of Code section 162(m).

(c) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on the shares as set forth in the Participant’s Grant Agreement have lapsed or been removed.

(d) Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by Dominion until the restrictions lapse and upon request the Participant shall provide Dominion with appropriate stock powers endorsed in blank.

(e) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

(f) To the extent authorized by the Committee, a Participant may elect to not receive all or a portion of an annual cash incentive plan award and instead receive Restricted Stock in place of the designated cash award. The Committee shall determine which cash incentive plan awards are eligible for this election. The Committee may coordinate eligibility for the election with any share ownership guideline applicable to a Participant. The following provisions shall apply if an election is made under this paragraph (f).

(i) On the date the designated Incentive Award would otherwise be received, the Company shall issue Restricted Stock to the Participant in an amount equal to a predesignated percentage of the designated Incentive Award. The Restricted Stock will be valued based on the Fair Market Value of Company Stock.

(ii) The restrictions on the Restricted Stock will lapse and the Restricted Stock will vest on the third anniversary of the date of grant of the Restricted Stock. The restrictions shall also lapse on the earlier of the Participant’s death, disability or upon a Change of Control.

8. Goal-Based Stock Awards.

(a) The Committee may make grants of Goal-Based Stock to Participants. Whenever the Committee deems it appropriate to grant Goal-Based Stock, notice shall be given to the Participant stating the number of shares of Goal-Based Stock granted and the terms and conditions to which the Goal-Based Stock is subject. This notice shall be the grant agreement between the Employer and the Participant.

(b) Goal-Based Stock may be issued pursuant to the Plan from time to time by the Committee when performance criteria established by the Committee have been achieved and certified by the Committee.

(c) The Committee shall establish the performance criteria for an award of Goal-Based Stock. More than one award of Goal-Based Stock may be established by the Committee for a Participant and the awards may operate concurrently or for varied periods of time. Goal-Based Stock will be issued only subject to the award and the Plan and consistent with meeting the goal or goals set by the Committee in the award. A Participant shall have no rights as a shareholder until the Committee has certified that the performance objectives of the Goal-Based Stock award have been met and the Goal-Based Stock is issued. Goal-Based Stock may be issued without cash consideration.

(d) A Participant’s interest in a Goal-Based Stock award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(e) The Committee may at any time, in its sole discretion, remove or revise any and all performance criteria for an award of Goal-Based Stock.

(f) Each Participant shall agree at the time of receiving an award of Goal-Based Stock, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

9. Stock Options.

(a) The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent, if any, to which associated Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject. This notice shall be the stock option agreement.

(b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of the shares on the Date of Grant, except as provided in Section 15.

(c) Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s stock option agreement; provided that no Option may be exercised after the expiration of eight (8) years from the Date of Grant and provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

(i) No Incentive Stock Option may be exercised after the first to occur of (x) eight years from the Date of Grant, (y) three months following the date of the Participant’s retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.

(ii) An Incentive Stock Option by its terms shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose any conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

10. Stock Appreciation Rights.

(a) Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option to a Participant or in a separate Incentive Award.

(b) The following provisions apply to all Stock Appreciation Rights that are not granted in connection with Options:

(i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights. The Committee may not revise or amend a Stock Appreciation Right to reduce the Fair Market Value of Company Stock on the Date of Grant, except as provided in Section 15.

(ii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

(c) The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

(i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

(ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(iii) Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and a Stock Appreciation Right shall expire no later than the date on which the related Option expires.

(iv) The Stock Appreciation Right is only transferable when the related Options are otherwise transferable.

(v) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

(d) The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Incentive Award. The Incentive Award may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

11. Method of Exercise of Options and Stock Appreciation Rights.

(a) Options and Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights the Participant has elected to exercise. In the case of the purchase of shares under an Option, the notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, (ii) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) use any other methods of payment as the Committee, at its discretion, deems appropriate.

(b) Dominion may place on any certificate representing Company Stock issued upon the exercise of an Option or Stock Appreciation Right any legend deemed desirable by the Dominion’s counsel to comply with federal or state securities laws, and Dominion may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

(c) Each Participant shall agree as a condition of the exercise of an Option or Stock Appreciation Right to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option.

(d) As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Option or Stock Appreciation Rights agreement so provides, the Participant may elect to to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes. The shares of Company Stock retained may not exceed the amount of the Applicable Withholding Taxes.

12. Transferability of Options and Stock Appreciation Rights. Nonstatutory Stock Options and Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

13. Effective Date of the Plan. The effective date of the Plan is May 1, 2005, subject to approval by the affirmative vote of the holders of a majority of the votes cast at the 2005 Annual Meeting of Dominion’s shareholders. Until (i) the Plan has been approved by Dominion’s shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock or Goal-Based Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

14. Termination, Modification, Change. If not sooner terminated by the Dominion Board, this Plan shall terminate at the close of business on the date after the 2011 Annual Meeting of shareholders of Dominion. No Incentive Awards shall be made under the Plan after its termination. The Dominion Board may amend or terminate the Plan in any respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 15), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless the change is authorized by the shareholders of Dominion. Notwithstanding the foregoing, the Dominion Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options and Performance Grants to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

15. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which Dominion is the surviving corporation or other change in Dominion’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of Dominion), the number and kind of shares of stock or securities of Dominion to be subject to the Plan and to Options and Stock Appreciation Rights then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan (including the maximum limit on Incentive Stock Options, Incentive Awards, Restricted Stock, Goal-Based Stock and Performance Grants under Section 4), the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price of Options, the initial Fair Market Value of Company Stock under Stock Appreciation Rights, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option or Stock Appreciation Right, the Committee may adjust appropriately the number of shares covered by the Option or Stock Appreciation Right so as to eliminate the fractional shares.

(b) If Dominion is a party to a consolidation or a merger in which Dominion is not the surviving corporation, a transaction that results in the acquisition of substantially all of Dominion’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of Dominion’s assets or if a Change of Control as defined in Section 2(c)(i) or (ii) otherwise occurs (a “Corporate Event”), then the Committee may take any actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

16. Administration of the Plan.

(a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;

(ii) to determine which persons will be Participants, to which of the Participants, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;

(iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of Performance Goals, the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any Performance Goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;

(v) to prescribe and amend the terms of the award agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 15;

(vii) to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of the Company;

(viii) to delegate any portion of its authority under the Plan to make Incentive Awards to an executive officer of Dominion, subject to any conditions that the Committee may establish, and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding the foregoing, no “tandem stock options” (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that the consent will not be required if the amendment is for the purpose of complying with Rule 16b-3, Code section 409A or any other section or requirement of the Code applicable to the Incentive Award.

(b) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present.

Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and the administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any administrator be authorized to grant Incentive Awards under the Plan. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval or modification by the Committee.

17. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to Dominion—at the principal business address of Dominion to the attention of the Corporate Secretary of Dominion; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

18. Interpretation. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code section 162(m) and Code section 409A. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

Appendix B

Filed pursuant to Instruction 3 of Schedule 14A, Item 10(c)

DOMINION RESOURCES, INC.

NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

-i-

DOMINION RESOURCES, INC.

NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

1. Purpose.

The Dominion Resources, Inc. Non-Employee Directors’ Compensation Plan (the “Plan”) provides a mechanism for the Board of Directors of Dominion Resources, Inc. to pay its non-employee directors cash or Dominion common stock. It also allows such directors to defer receipt of such compensation until a future date, if desired. The Plan is intended to constitute a deferred compensation plan for Director’s fees and to meet the requirements of new Section 409A of the Internal Revenue Code (“Code”).

2. Definitions.

As used in the Plan, the following terms have the meanings indicated:

(a) “Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

(b) “Annual Cash Retainer” means that portion of a Director’s Annual Retainer payable in cash.

(c) “Annual Deferred Stock Grant” has the meaning provided in Section 6.

(d) “Annual Retainer” means the annual base retainer paid to a Director for service on the Board and/or a Board committee, consisting of the Annual Cash Retainer and the Annual Stock Retainer.

(e) “Annual Stock Retainer” means that portion of a Director’s Annual Retainer payable in Company Stock.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company” means Dominion Resources, Inc., or any successor business by merger, purchase or otherwise that maintains the Plan.

(i) “Company Stock” means the common stock of Dominion Resources, Inc. In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be the Company Stock (as provided in Section 13) within the meaning of the Plan.

(j) “Deferral Election” has the meaning provided in Section 5(a)(i).

(k) “Deferred Accumulation Benefit” has the meaning provided in Section 7(a).

(l) “Deferred Cash” has the meaning provided in Section 5(b)(i).

(m) “Deferred Cash Account” means the bookkeeping account for Deferred Cash under Section 5(b)(ii).

(n) “Director” means a member of the Company’s Board who is not an employee.

(o) “Effective Date” means January 1, 2005, subject to shareholder approval.

(p) “Eligible Director” means a Director elected to the Company’s Board between January 1, 1995 and January 1, 2004 who had not reached age 62 at the date of election.

(q) “Fair Market Value” means the closing price of a share of Company Stock, as reported in the Wall Street Journal, on a specified date.

(r) “Meetings Fees” means the cash fees paid to a Director for attending Company Board and Committee meetings, as determined by the Board, excluding any expense reimbursements or similar items.

(s) “New Director” means a Director elected to the Company’s Board after Feburary 27, 2004.

(t) “Plan Year” means a calendar year.

(u) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 12.

(v) “Separation from Service” is intended to have the same meaning as this term is defined under Code section 409A and the regulations thereunder.

(w) “Stock Accumulation Plan” means the Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors.

(x) “Stock Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with Section 12.

(y) “Stock Unit” means a hypothetical share of Company Stock. Each Stock Unit held in a Stock Unit Account shall be deemed to have the same value, from time to time, as a share of Company Stock, provided that Stock Units shall not confer upon any Director any of the rights associated with Company Stock, including, without limitation, the right to vote or to receive distributions.

(z) “Stock Unit Account” means the bookkeeping account for all of a Director’s Stock Units.

(aa) “Trust” has the meaning provided in Section 10.

3. Participation in the Plan.

(a) Annual Retainer. For service during a Plan Year, a Director may receive an Annual Retainer, consisting of the Annual Cash Retainer and the Annual Stock Retainer. The Board shall determine the amount of each portion of the Annual Retainer, if any. A Director also may elect to defer receipt of an Annual Retainer as provided in Section 5.

(b) Meetings Fees. In addition to any Annual Retainer, a Director may also receive Meetings Fees based on his or her attendance at Company Board and Committee meetings during a Plan Year. The Board shall determine the amount of the Meetings Fees, if any. A Director also may elect to defer receipt of Meetings Fees as provided in Section 5(b).

(c) Annual Deferred Stock Grant. At each Annual Meeting, each New Director and each Eligible Director shall be paid an Annual Deferred Stock Grant. The terms and conditions of the Annual Deferred Stock Grant are provided in Section 6.

(d) Deferred Accumulation Benefit. Each Eligible Director who, prior to the Effective Date of this Plan, was a participant in the Stock Accumulation Plan, but who had not been vested in whole or in part in either of his or her accounts under the Stock Accumulation Plan as of December 31, 2004, shall receive a Deferred Accumulation Benefit as provided in Section 7.

(e) Other Compensation. The Board may provide other compensation to a Director as it determines appropriate, to the extent consistent with any legal or regulatory requirements, including Restricted Stock and Stock Options as provided in Section 12.

4. Stock Reserved for the Plan.

The aggregate number of shares of Company Stock authorized for distribution to Directors, Eligible Directors and New Directors under Section 3 is 500,000, subject to adjustment pursuant to Section 13.

5. Deferral Elections.

(a) Deferral of Annual Stock Retainer.

(i) A Director may elect to defer the receipt of some or the entire Annual Stock Retainer by completing a deferral election (“Deferral Election”). A Deferral Election must be in writing and delivered to the Corporate Secretary of the Company by December 31 of the year prior to the start of the Plan Year to which the Deferral Election pertains. A Director who first becomes eligible to participate in the Plan during a Plan Year may submit a Deferral Election within 30 days of the date on which he or she becomes eligible to participate. A Deferral Election once made for a Plan Year shall be irrevocable. A Deferral Election may be made for a single Plan Year or may be made applicable to all future Plan Years until revoked. Any revocation shall be effective as of the first day of the next Plan Year after the revocation is made.

(ii) For a Director’s Annual Stock Retainer Deferral Election, Stock Units shall be credited to the Director’s Stock Unit Account on the day of the Company’s Annual Meeting. The number of Stock Units shall be equal to the number of shares of Company Stock elected to be deferred by the Director.

(b) Deferral of Annual Cash Retainer and Meetings Fees.

(i) A Director may elect to defer the receipt of all or part of his or her Annual Cash Retainer and Meetings Fees by completing a Deferral Election. For purposes of this Section 5(b), a Deferral Election shall be subject to the same terms and conditions as provided in Section 5(a)(i). The Deferral Election shall specify the portion of the Annual Cash Retainer and Meetings Fees to be deferred in increments of 10%. A Director may elect to make the deferral into either cash (“Deferred Cash”) or Stock Units or a combination of the two. The Deferral Election shall specify the portion of the Annual Cash Retainer and Meetings Fees to be Deferred Cash or Stock Units in increments of 10%. A Director may not elect to convert Deferred Cash to Stock Units or vice versa.

(ii) Deferred Cash shall be credited to a separate account (“Deferred Cash Account”) for a Director as of the day it would have been paid but for the deferral. Interest is credited to a Deferred Cash Account on the last day of each calendar quarter of the Plan Year based on the balance in the Deferred Cash Account at the end of the preceding day. Interest will be credited at the annual rate established for the Fixed Rate Fund under the Dominion Resources, Inc. New Deferred Compensation Plan. Interest credits are accrued on a monthly basis through the end of the month preceding the month of distribution of a Deferred Cash Account.

(iii) For a Director’s Annual Cash Retainer deferred in Stock Units, Stock Units shall be credited to the Director’s Stock Unit Account on the day of the Company’s Annual Meeting. The number of Stock Units shall be determined by dividing the amount of the deferred Annual Cash Retainer by the Fair Market Value of a share of Company Stock on the last trading day before the Company’s Annual Meeting. Stock Units attributable to Meetings Fees shall be credited to a Director’s Stock Unit Account on the last day of the month in which the meeting occurs. The number of Stock Units shall be determined by dividing the deferred Meetings Fees by the Fair Market Value of a share of Company Stock on the last trading day of the month in which the relevant meeting occurred. The number of Stock Units credited to a Director’s Stock Unit Account for the deferred Annual Cash Retainer and Meeting Fees shall be rounded to the nearest whole share.

6. Annual Deferred Stock Grant.

The Annual Deferred Stock Grant shall be made to New Directors and Eligible Directors subject to the following provisions:

(a) The amount of the Annual Deferred Stock Grant shall be the number of Stock Units, rounded to the nearest whole share, equal to (i) the dollar value set by the Board for the Plan Year, divided by (ii) the Fair Market Value of Company Stock for the last trading day before the Company’s Annual Meeting.

(b) The Company shall credit the appropriate number of Stock Units resulting from the Annual Deferred Stock Grant to the Director’s Stock Unit Account.

7. Deferred Accumulation Benefit.

(a) Any Eligible Director who was a participant in the Stock Accumulation Plan, was not vested in whole or part in the Stock Accumulation Plan as of December 31, 2004, and who ceased to participate in the Stock Accumulation Plan shall be entitled to a Deferred Accumulation Benefit. The amount of the Deferred Accumulation Benefit shall be the number of Stock Units equal to (i) the number of Stock Units held in the Eligible Director’s accounts under the Stock Accumulation Plan as of December 31, 2004, divided by (ii) 17 and (iii) multiplied by the number of years the Director has been a member of the Company’s Board.

(b) The Company shall credit the appropriate number of Stock Units as a result of the Deferred Accumulation Benefit to the Eligible Director’s Stock Unit Account as of January 1, 2005.

8. Stock Unit Account.

(a) All Stock Units credited to a Director’s Stock Unit Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock. On each record date, the Company shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Company shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by dividing the hypothetical cash dividends by the Fair Market Value of Company Stock for the last trading day preceding the day on which the Company pays dividends on its Common Stock. With respect to the March 20, 2005 dividend only, the number of Stock Units credited to a Director’s Stock Unit Account shall be rounded to the nearest whole share. Hypothetical cash dividends shall continue to be credited to Stock Units and shall be converted into additional Stock Units as described in this subsection until all of the Stock Units in a Director’s Stock Unit Account have been distributed. The provisions of this subsection shall also apply to any distribution of Company Stock other than cash dividends or stock dividends, the market value of any such distributions to be determined by the Board.

(b) Stock Units and the Stock Unit Account may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

9. Distributions.

(a) A Director’s Deferred Cash Account and Stock Unit Account shall be distributed in a single lump sum payment, unless the Director elects to receive distribution in ten annual installments. In the event of a Director’s Separation from Service for any reason other than death (including resignation or completion of an elected term without reelection), payment shall be made to the Director as soon as practicable after the Separation from Service. In the event of a Director’s Separation from Service on account of death, payment shall be made to the Director’s Beneficiary as soon as practicable after the death.

(b) Payment of the Deferred Cash Account shall be made in cash.

(c) Payment of the Stock Unit Account shall be made in whole shares of Company Stock equal to the number of whole Stock Units in the Stock Unit Account. Payment for fractional shares shall be made in cash.

10. Trust.

(a) With respect to the (i) deferred portion of the Annual Stock Retainer; (ii) the Annual Cash Retainer and Meetings Fees deferred into Stock Units, (iii) Deferred Accumulation Benefits; and (iv) Annual Deferred Stock Grants, the Company shall issue shares of Company Stock to a Trust equal to the number of Stock Units.

(b) The Corporate Secretary of the Company shall be the trustee of the Trust unless the Board designates another person or entity as trustee. The Trust shall secure the Company’s obligation to pay shares of Company Stock to the Director. The Trust and its assets shall remain subject to the claims of the Company’s creditors. Any interest that the Director may be deemed to have in the Trust may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. Shares issued to the Trust shall be issued in the name of the trustee and the trustee shall maintain a separate account for each Director. The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock to be held in the separate account of the Director. The Director shall have the right to direct the trustee as to the voting of the number of shares of Company Stock equal to the number of Stock Units in the Director’s Stock Unit Account.

11. No Acceleration of Benefits.

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of the Deferred Cash Account or the Stock Unit Account under this Plan shall not be accelerated under any circumstances.

12. Restricted Stock and Stock Options

The Plan also permits the award of Restricted Stock and Stock Options to Directors. The Board has the power and complete discretion to select Directors to receive such awards, and, under provisions consistent with this Section 12, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each award for each Director.

(a) The Board shall establish as to each award of Restricted Stock, the terms and conditions upon which the restrictions shall lapse. No share of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the restricted stock agreement have lapsed. Whenever the Board deems it appropriate to grant Restricted Stock to a Director, notice shall be given to the Director stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall become a grant agreement between the Company and the Director. Upon the award of Restricted Stock, the Director shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and the Director shall provide the Company with appropriate stock powers endorsed in blank.

(b) Whenever the Board deems it appropriate to grant Options, notice shall be given to the Director stating the number of shares for which Options are granted, Option price per share, and the conditions to which the grant and exercise of the Options are subject. This notice shall become a stock option agreement. The exercise price of shares of Company Stock covered by a Stock Option shall be not less than 100% of the Fair Market Value of Company Stock on the day prior to the grant of the Stock Option. Stock Options may be exercised in whole or in part at such time as may be specified in the stock option agreement; provided that no Stock Option may be exercised after the expiration of eight (8) years from the date of the grant of the Stock Option.

13. Effect of Stock Dividends and Other Changes to Company Stock.

In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

14. Interpretation and Administration of the Plan.

The Board shall administer, construe and interpret the Plan. Any decision of the Board with respect to the Plan shall be final, conclusive and binding upon all Directors. The Board may act by a majority of its members. The Board may authorize any member of the Board or any officer of the Company to execute and deliver documents on behalf of the Board. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Corporate Secretary of the Company shall be authorized to take or cause to be taken such actions of a ministerial nature as necessary to effectuate the intent and purposes of the Plan, including issuing Company Stock for the Plan, maintaining records of the Directors accounts, and arranging for distributions of such accounts in accordance with this Plan document. The Board shall interpret this Plan for all purposes in accordance with Code section 409A and the regulations thereunder.

15. Term of the Plan.

The Plan shall become effective as of the Effective Date when adopted by the Board, subject to shareholder approval. The Plan shall continue until terminated at any time by action of the Board or until there are no remaining shares available for the Plan under Section 4. Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.

16. Amendment of the Plan.

The Board may suspend or terminate the Plan or revise or amend the Plan in any respect; provided, any amendment or termination of the Plan shall not adversely affect a Director with respect to any benefit previously deferred under the Plan.

17. Rights Under the Plan.

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

18. Beneficiary.

A Director may designate in writing delivered to the Company’s Corporate Secretary, one or more beneficiaries (which may include a trust) to receive any distributions under the Plan after the death of the Director. If a Director fails to designate a beneficiary, or no designated beneficiary survives the Director, any payments to be made with respect to the Director after death shall be made to the personal representative of the Director’s estate.

19. Notice.

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company - at its principal business address to the attention of the Corporate Secretary; (b) if to any Director - at the last address of the Director known to the sender at the time the notice or other communication is sent.

20. Construction.

The Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia. Headings and captions are for convenience only and have no substantive meaning. Reference to one gender includes the other, and references to the singular and plural include each other.